UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Section 240.14a-12

INTEVAC, INC.

(Exact Name of Registrant as Specified in its Charter)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 12, 2023

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Intevac, Inc., a Delaware corporation, which will be held Wednesday, May 17, 2023 at 3:30 p.m., Pacific daylight time, at our principal executive offices located at 3560 Bassett Street, Santa Clara, California 95054. The accompanying notice of Annual Meeting, proxy statement and form of proxy card are being distributed to you on or about April 12, 2023.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our 2022 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of Intevac. We look forward to seeing you at the Annual Meeting. Please notify Elizabeth De La Torre at (408) 986-9888 if you plan to attend.

Sincerely yours,

Nigel Hunton

President and Chief Executive Officer

INTEVAC, INC.

3560 Bassett Street

Santa Clara, California 95054

NOTICE OF ANNUAL MEETING

FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 17, 2023 at 3:30 p.m., Pacific daylight time.

Location:	Intevac’s principal executive offices, located at: 3560 Bassett Street, Santa Clara, California 95054.

Items of Business:	(1) To elect five directors to serve until Intevac’s next annual meeting of stockholders or until their respective successors are duly elected and qualified.

(2) To approve the amended Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 300,000 shares.

(3) To approve the amended Intevac 2020 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 850,000 shares.

(4) To ratify the appointment of BPM LLP as Intevac’s independent public accountants for the fiscal year ending December 30, 2023.

(5)   To approve, on a non-binding, advisory basis, compensation paid to Intevac’s named executive officers.

(6)   To approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation paid to Intevac’s named executed officers.

(7) To transact such other business as may properly come before the Annual Meeting or any postponement, adjournment or other delay thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on March 28, 2023.

Voting:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters” and the instructions on the enclosed proxy card.

By Order of the Board of Directors,

JAMES MONIZ

Executive Vice President, Finance and

Administration, Chief Financial Officer, Secretary and

Treasurer

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are first being distributed on or about April 12, 2023.

TABLE OF CONTENTS

Page
Questions and Answers About Procedural Matters	1
Annual Meeting	1
Stock Ownership	1
Quorum and Voting	2
Stockholder Proposals and Director Nominations	6
Additional Information about the Proxy Materials	6
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 17, 2023	7
Proposal One – Election of Directors	8
Majority Voting Standard	8
Nominees	8
Business Experience and Qualifications of Nominees for Election as Directors	8
Proposal Two – Approval of the Amended Intevac 2003 Employee Stock Purchase Plan to Increase the Number of Shares Reserved for Issuance Thereunder by 300,000 Shares	11
Summary of the 2003 Employee Stock Purchase Plan	11
Federal Income Tax Aspects	13
Amendment and Termination of the 2003 ESPP	13
2003 ESPP Transactions for Certain Individuals and Groups	14
Proposal Three – Approval of the Amended Intevac 2020 Equity Incentive Plan to Increase the Number of Shares Reserved for Issuance Thereunder by 850,000 Shares	15
Summary of the 2020 Equity Incentive Plan	16
Federal Tax Aspects	21
Number of Awards Granted to Employees, Consultants, and Directors	23
Proposal Four – Ratification of Independent Public Accountants	24
Principal Accountant Fees and Services	24
Pre-Approval of Audit and Permissible Non-Audit Services	24
Proposal Five – Advisory Vote to Approve Executive Compensation	25
Compensation Program and Philosophy	25
Proposal Six – Frequency of Advisory Votes on Executive Compensation	26
Corporate Governance Matters	27
Code of Business Conduct and Ethics	27
Environment, Social and Governance	27
Human Capital Management	28
Cybersecurity	28
Independence of the Board	28
Board Meetings and Committees	28
Attendance at Annual Stockholder Meetings by the Board	30
Contacting the Board	32
Executive Compensation and Related Information	34
Compensation Discussion and Analysis	34
2022 Summary Compensation Table	49
Outstanding Equity Awards at 2022 Fiscal Year-End	50
Executive Employment Agreements and Arrangements	51
Potential Payments upon Termination of Employment or Change of Control	51
2022 Pay Versus Performance Table	54
Compensation of Directors	59
Equity Compensation Plan Information	61
Security Ownership of Certain Beneficial Owners and Management	62
Certain Relationships and Related Party Transactions	64
Audit Committee Report	65
Other Business	66

INTEVAC, INC.

3560 Bassett Street

Santa Clara, California 95054

PROXY STATEMENT

FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:

The Board of Directors (the “Board”) of Intevac, Inc. (“we,” “us,” “Intevac” or the “Company”) is providing these proxy materials to you in connection with the solicitation by the Board of proxies for use at Intevac’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Wednesday, May 17, 2023 at 3:30 p.m. Pacific daylight time, or at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being distributed to you on or about April 12, 2023.

Q:	Where will the Annual Meeting be held?

A:	The Annual Meeting will be held at Intevac’s principal executive offices, located at 3560 Bassett Street, Santa Clara, California 95054.

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of March 28, 2023 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting and proof of your holdings. The meeting will begin promptly at 3:30 p.m. Pacific daylight time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Stockholders of record – If your shares are registered directly in your name with Intevac’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” These proxy materials have been sent directly to you by Intevac.

Beneficial owners – Many Intevac stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” In this case the proxy materials will have been forwarded to you by your broker, trustee or nominee, who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares, and if you do not do so then most of the proposals will not receive the benefit of your vote. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote those shares at the Annual Meeting.

Quorum and Voting

Q:	How many shares must be present in person or represented by proxy to conduct business at the Annual Meeting?

A:

The presence of the holders of a majority of the shares of Intevac’s common stock, par value $0.001 per share (the “Common Stock”) entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker non-vote?

A:

A broker non-vote on a proposal occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Holders of record of Intevac’s Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

On the Record Date, there were 25,923,780 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting, held by 73 stockholders of record. We believe that approximately 3,711 beneficial owners hold shares through brokers, fiduciaries and nominees. No shares of Intevac’s preferred stock were outstanding.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder who is present at the Annual Meeting.

Q:	What shares may I vote?

A:

You may vote all of the Intevac shares owned by you as of the close of business on the Record Date. Each stockholder is entitled to one vote for each share held as of the Record Date on all matters presented at the Annual Meeting. Stockholders are not entitled to cumulate their votes in the election of directors.

Q:	How many directors may I vote for?

A:	Stockholders may vote for up to five nominees for director. The Board recommends that you vote “FOR” all five of the Board’s nominees for director.

Q:	How can I vote my shares in person during the Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy by mail, Internet or telephone. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail – Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Intevac stockholders who hold shares beneficially in street name may vote by mail by following the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet – Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m., Eastern daylight time, on Tuesday, May 16, 2023. Most Intevac stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. Beneficial owners should check their voting instructions for Internet voting availability.

By telephone – Stockholders of record of Intevac Common Stock who live in the United States, Puerto Rico or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m., Eastern daylight time, on Tuesday, May 16, 2023. Most Intevac stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Beneficial owners should check their voting instructions for telephone voting availability.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1)	The election of five directors to serve until Intevac’s next annual meeting of stockholders or until their respective successors are duly elected and qualified;

(2)	The approval of the amended Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 300,000 shares;

(3)	The approval of the amended Intevac 2020 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 850,000 shares;

(4)	The ratification of the appointment of BPM LLP as independent public accountants of Intevac for the fiscal year ending December 30, 2023;

(5)	The approval, on a non-binding, advisory basis, of the compensation paid to Intevac’s named executive officers (“NEOs”); and

(6)	The approval, on a non-binding, advisory basis, of the frequency of future advisory votes on the compensation paid to Intevac’s NEOs.

Q:	What is the voting requirement to approve each of the proposals?

A:

Election of Directors (Proposal One): Under our Bylaws and our corporate governance guidelines, in an uncontested election (i.e., one in which the number of candidates for election does not exceed the number of directors to be elected) a nominee for election or reelection must receive more votes cast “FOR” such nominee than “AGAINST” such nominee. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the five nominees for election as director. The Board has nominated only those candidates who have tendered an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote in an uncontested election and (ii) acceptance of such resignation by the Board. If an incumbent director does not receive more votes cast “FOR” than “AGAINST” his or her election in an uncontested election, the Nominating and Governance Committee is required to make a recommendation to the Board as to whether it should accept or reject such resignation. Thereafter, the Board is required to decide whether to accept or reject such resignation. In a contested election, the required vote would be a plurality of votes cast. Nominees elected as directors of Intevac shall serve for a term of one year or until their respective successors have been duly elected and qualified.

Equity Plan Proposals (Proposals Two and Three): Approval of (1) the amended Intevac 2003 Employee Stock Purchase Plan (Proposal Two) and (2) the amended Intevac 2020 Equity Incentive Plan (Proposal Three) each requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” for each of these proposals.

Ratification of BPM LLP (Proposal Four): Although stockholder ratification of the selection of BPM LLP as Intevac’s independent public accountants is not required by our Bylaws or other applicable legal requirements, the Board is submitting the selection of BPM LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of Intevac and its stockholders. Ratification of the selection of BPM LLP requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.

Advisory Vote on Executive Compensation (Proposal Five): The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal is required to approve, on a non-binding, advisory basis, the compensation of Intevac’s NEOs. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Because your vote is advisory, it will not be binding on us or the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Advisory Vote on Frequency of Advisory Votes on Executive Compensation (Proposal Six) – The frequency of the advisory vote on compensation of our NEOs – every year, every two years or every three years – receiving the highest number of votes at the Annual Meeting will be the frequency approved by the stockholders. You may vote “1 YEAR,” “2 YEARS or “3 YEARS” or “ABSTAIN” on this proposal. Because your vote is advisory, it will not be binding on us or the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of holding future advisory votes on the compensation of Intevac’s NEOs.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:

Shares voted “ABSTAIN” and shares not represented at the meeting will have no effect on the election of directors or the advisory vote on the frequency of advisory votes on the compensation of Intevac’s NEOs. For each of the other proposals, abstentions have the same effect as “AGAINST” votes.

If you are a beneficial holder and do not provide specific voting instructions to your broker or other nominee, the broker or other nominee that holds your shares will not be able to vote your shares, which will result in “broker non-votes” on proposals other than the ratification of the appointment of BPM LLP as Intevac’s independent auditor for the current fiscal year. Consequently, if you do not submit any voting instructions to your broker or other nominee, your broker or other nominee may exercise its discretion to vote your shares on Proposal Four to ratify the appointment of BPM LLP. Broker non-votes will not be counted in the tabulation of the voting results on any of the proposals.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that you vote your shares:

•	“FOR” the election of all of the nominees as director listed in Proposal One;

•	“FOR” the adoption of the amendment to add an additional 300,000 shares to the Intevac 2003 Employee Stock Purchase Plan;

•	“FOR” the adoption of the amendment to add an additional 850,000 shares to the Intevac 2020 Equity Incentive Plan;

•	“FOR” the ratification of the selection of BPM LLP as Intevac’s independent public accountants for the fiscal year ending December 30, 2023;

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation of Intevac’s NEOs; and

•	“1 YEAR” as the frequency of holding advisory votes on the compensation of Intevac’s NEOs.

Q:	If I sign a proxy, how will it be voted?

A:

All shares entitled to vote and represented by properly executed proxy cards received prior to the applicable deadlines described above (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Intevac does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules and deadlines your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Intevac’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting in person and voting your shares during the meeting. Attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request at the meeting. A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares in accordance with the instructions set forth above, by attending the Annual Meeting and voting your shares during the meeting.

Any written notice of revocation or subsequent proxy card must be received by Intevac’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be sent so as to be delivered to Intevac’s principal executive offices, Attention: Secretary, by May 16, 2023.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

Intevac will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Intevac may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Intevac may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Intevac may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	How do I attend the Annual Meeting?

A:

Attendance at the Annual Meeting will be limited to stockholders and the Company’s invited guests. Each stockholder may be asked to present a valid picture identification, such as a driver’s license or passport. Stockholders holding shares of Common Stock in brokerage accounts or through a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact the Company at 1-408-986-9888 for directions to the Annual Meeting.

If you are a stockholder of record as of the Record Date, you may vote your shares in person by ballot at the Annual Meeting. If you hold your shares through a bank, broker or other nominee, you will not be able to vote in person by ballot at the Annual Meeting unless you have obtained a “legal proxy” from your bank, broker or nominee giving you the right to vote the shares at the Annual Meeting and present it at the meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Form 8-K within four business days after the Annual Meeting.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to nominate individuals to serve as directors or propose actions for consideration at next year’s annual meeting of stockholders?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Intevac’s proxy materials – Stockholders may present proper proposals for inclusion in Intevac’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Intevac’s Secretary in a timely manner. Assuming a mailing date of April 12, 2023 for this proxy statement, in order to be included in the proxy statement for the 2024 annual meeting of stockholders (the “2024 Annual Meeting”), stockholder proposals must be received by Intevac’s Secretary no later than December 13, 2023, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2024 Annual Meeting, notice must be submitted by the same deadline as disclosed below under the advance notice provisions of Intevac’s Bylaws and must include the information in the notice required by our Bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act.

Requirements for stockholder proposals to be brought before an annual meeting – In addition, Intevac’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by or at the direction of the Board or by any stockholder entitled to vote in the election of directors at the meeting who has delivered written notice to Intevac’s Secretary that is received no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Intevac’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Intevac that is received no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one-year anniversary of the date on which Intevac first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year’s meeting, notice must be received not later than the close of business on the later of 120 days prior to such annual meeting and ten calendar days following the date on which public announcement of the date of the meeting is first made. As a result, assuming a mailing date of April 12, 2023 for this proxy statement, the Notice Deadline for the 2024 annual meeting of stockholders is December 13, 2023.

If a stockholder who has notified Intevac of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such meeting, Intevac is not required to present the proposal for a vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Intevac. A copy of our bylaws may also be obtained by accessing our filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not to be included in Intevac’s proxy materials, should be sent to Intevac’s principal executive offices, Attention: Secretary.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:

You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2022 Annual Report?

A:	If you share an address with another stockholder, it is possible that each stockholder may not receive a separate copy of the proxy materials and 2022 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2022 Annual Report may request to receive a separate copy of the proxy materials and 2022 Annual Report by calling 1-408-986-9888 or by writing to Investor Relations at Intevac’s principal executive offices. Upon such an oral or written request, we will promptly deliver the requested materials. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials and 2022 Annual Report can request to receive a single copy by following the instructions above, although each stockholder of record or beneficial owner must still submit a separate proxy card.

Q:	What is the mailing address for Intevac’s principal executive offices?

A:	Intevac’s principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054.

Any written requests for additional information, additional copies of the proxy materials and 2022 Annual Report, notices of stockholder nominations or proposals, recommendations of candidates to the Board, communications to the Board or any other communications should be sent to this address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 17, 2023.

The proxy statement and the 2022 Annual Report are available at www.intevac.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of the Board, which is currently composed of five members. At the Annual Meeting, five directors are to be elected to serve until Intevac’s next annual meeting of stockholders and until a successor for any such director is elected and qualified, or until the earlier death, resignation or removal of such director. If you return a proxy but do not give instructions with respect to the election of directors, your shares will be voted for the five nominees named below unless authority to vote for any such nominee is withheld. Each of the nominees are standing for reelection. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any other person who is designated by the current Board to fill the vacancy. The proxies solicited by this proxy statement may not be voted for more than five nominees.

Majority Voting Standard

Under Intevac’s Bylaws, in an uncontested election such as this one, a nominee must receive more votes cast “for” such nominee than votes cast “against” such nominee in order to be elected. Abstentions are not counted as votes cast and, therefore, have no effect on the election of directors.

In accordance with our Bylaws and our corporate governance guidelines, the Board has nominated only those candidates who have tendered an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote in an uncontested election and (ii) acceptance of such resignation by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

If an incumbent director fails to receive the required vote for reelection, then the Nominating and Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken, and the Board will publicly disclose its decision as to whether to accept or reject the offered resignation. Any director whose resignation is under consideration shall abstain from participating in any decision of the Nominating and Governance Committee or the Board itself regarding that resignation.

Nominees

Set forth below is information regarding the nominees to the Board.

Name of Nominee	Position(s) with Intevac	Age	Director Since	Committees	Other Reporting Company Boards
David S. Dury	Chairman of the Board	74	2002	NGC (Chair), AC	—
Nigel D. Hunton	President and Chief Executive Officer	62	2022		—
Kevin D. Barber	Director	62	2018	HCC (Chair), AC	—
Dorothy D. Hayes	Director	72	2019	AC (Chair), HCC	2
Michele F. Klein	Director	73	2019	HCC, NGC	2

AC — Audit Committee, HCC — Human Capital Committee, NGC — Nominating and Governance Committee

The Board unanimously recommends a vote “FOR” all the nominees listed above.

Business Experience and Qualifications of Nominees for Election as Directors

Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, financial management and operations. Set forth below are the conclusions reached by the Board with regard to each of its directors.

As described elsewhere in this proxy statement under the heading “Policy Regarding Board Nominees,” the Board believes that its members should possess a balance of knowledge, experience and capability. In identifying and evaluating director candidates, the Nominating and Governance Committee considers the current size and composition of the Board, the needs of the Board and the respective committees of the Board, a candidate’s character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, the relevance of the candidate’s skills and experience to the business, and such other factors as the Nominating and Governance Committee may consider appropriate. In addition to fulfilling the above criteria, the Board has determined that all of our current directors, other than Mr. Hunton, is independent under applicable Nasdaq rules.

Mr. Dury has served as Chairman of the Board since August 2017 and as a director of Intevac since July 2002 and previously served as the Lead Independent Director from 2007 to 2017. Mr. Dury has served as the Chair of the Nominating and Governance Committee since February 2018 and as member of the Audit Committee since May 2022. Mr. Dury has previously served on the Audit Committee both as a member and as the Chair from 2002 to 2017 and on the Human Capital Committee both as a member and as the Chair from 2013 to 2017. Mr. Dury served as a co-founder of Mentor Capital Group, a venture capital firm from July 2000 until his retirement in May 2009. From 1996 to 2000, Mr. Dury served as Senior Vice President and Chief Financial Officer (“CFO”) of Aspect Development, a software development firm. Mr. Dury holds a BA in psychology from Duke University and an MBA from Cornell University. The Board believes Mr. Dury’s qualifications to sit on our Board include his executive experience as a partner in a venture capital firm, his experience with financial accounting matters as a previous CFO, as well as his operational, management and corporate governance expertise working on other companies’ boards of directors.

Mr. Hunton joined Intevac in January 2022 as President and Chief Executive Officer (“CEO”) and has served as a director of Intevac since January 2022. Prior to joining Intevac, Mr. Hunton served as President and Chief Executive Officer at Photon Control Inc., a provider of optical sensors and systems to the semiconductor equipment industry, from May 2019 to July 2021. From July 2017 to May 2019, he was the President and Chief Executive Officer at Ferrotec (USA) Corporation, an electronics component manufacturing company. From April 2017 to July 2017, Mr. Hunton served as Special Projects Manager at Ferrotec GmbH. Mr. Hunton served as Managing Director at Hunton Associates Ltd, a management consulting company, from January 2016 to July 2017. From 2012 to 2015, Mr. Hunton served as Chief Executive Officer of MBA Polymers, Inc., a recycling company. From 1985 to 2012, Mr. Hunton served in various management roles at the Edwards Group, a global vacuum technology company. Mr. Hunton holds a BS in mechanical engineering from University of Manchester Institute of Science and Technology. The Board believes Mr. Hunton’s qualifications to sit on our Board include his years of executive experience, including as chief executive officer of several companies, his strong leadership abilities, management skills and technical expertise.

Mr. Barber was appointed as a director of Intevac in February 2018. Mr. Barber has served as the Chair of the Human Capital Committee since February 2019 and as member of the Audit Committee since August 2018. Mr. Barber previously served as a member of the Human Capital Committee from February 2018 to February 2019. From 2018 to February 2023, Mr. Barber served as Chief Executive Officer and on the board of directors of Ensurge Micropower ASA, a publicly traded Norwegian company and a manufacturer of solid state lithium batteries. Prior to joining Ensurge Mircropower ASA, Mr. Barber served from 2011 until 2018 as the Senior Vice President and General Manager of the Mobile Division of Synaptics, a provider of human interface technologies. From 2008 until 2010, Mr. Barber served as Chief Executive Officer and president of ACCO Semiconductor, Inc., a fabless semiconductor company serving the mobile communications market. From 2006 to 2008, Mr. Barber served as a consultant for PRTM Management Consultants Inc. From 2003 until 2006, Mr. Barber served in various roles at Skyworks Solutions, a provider of analog semiconductors, including senior vice president and general manager, mobile platforms, and earlier, RF solutions, and senior vice president, operations. From 1997 to 2002, Mr. Barber served as senior vice president of operations for Conexant Systems. Mr. Barber holds a BS in Electrical Engineering from San Diego State University and an MBA from Pepperdine University. The Board believes Mr. Barber’s qualifications to sit on our Board include his experience as chief executive officer of a solid state lithium battery company and his years of operational and management experience in the mobile display and handset, tablet, and semiconductor device industries.

Ms. Hayes was appointed as a director of Intevac in June 2019. Ms. Hayes has served as the Chair of the Audit Committee since August 2019 and as member of the Human Capital Committee since May 2022. Ms. Hayes served from 2003 until her retirement in 2008 as Corporate Controller and Chief Accounting Officer and later as Chief Audit Executive at Intuit, a business and financial software company. From 1999 until 2003, Ms. Hayes served as Vice President, Corporate Controller and Chief Accounting Officer of Agilent Technologies, a public research, development and manufacturing company. From 1989 until 1999, Ms. Hayes served as Assistant Corporate Controller, financial executive of the Measurement Systems Organization and Chief Audit Executive of Hewlett Packard, a multinational information technology company. From 1980 until 1989, Ms. Hayes served in various management functions including Vice President, Corporate Controller of Apollo Computer, a computer hardware and software company. Ms. Hayes currently serves on the board of directors at First Tech Federal Credit Union, a cooperative financial institution and served as the nonexecutive Chairman from 2016 to April 2022. Ms. Hayes currently serves on the board of directors and as chair of the audit committee of BigBear.ai Holdings, Inc., a software products and technology company that operationalizes artificial intelligence and machine learning at scale through its end-to-end data analytics platform. She currently serves as a Strategic Advisor and SPAC board member for GigCapital Global, Inc., a serial SPAC issuer, and has served as chair of the audit committee for the SPAC GigCapital5, Inc. since February 2021, and formerly as chair of the audit committee for GigInternational1, Inc from March 2021 to December 2022. She previously chaired the audit committee of the Vantagepoint Funds, a captive mutual fund series of ICMA Retirement Corporation, and the audit committee for Range Fuels, a privately-held biofuels company. Ms. Hayes currently serves as a board member or trustee of various non-profit and philanthropic organizations including: CoGenerate (formerly Encore.org), Center for Excellence in Nonprofits and the Computer History Museum. Ms. Hayes holds an MS in Finance from Bentley University, and received both a MS in Business Administration and a BA in Elementary Education from the University of Massachusetts, Amherst. The Board believes Ms. Hayes’s qualifications to sit on our Board include her expertise in internal audit and controllership with large global technology companies and corporate governance expertise working on other companies’ boards of directors.

Ms. Klein was appointed as a director of Intevac in June 2019. Ms. Klein has served as a member of the Human Capital Committee and the Nominating and Governance Committee since August 2019. She also serves on the board of directors of Aviat Networks, Inc., a provider of private networks, chairing the Nominating and Governance Committee and serving as a member of the Compensation Committee and the Transaction Committee. Ms. Klein currently heads Jasper Ridge Inc., a consulting company developing technology to improve vision and is a director of Gridtential Energy, a private energy storage company. From 2021 to 2023, Ms. Klein was a director of Rockley Photonics Holdings Limited, a photonics technology company, where she chaired the Nominating and Governance Committee and served as a member of the Compensation Committee. From 2017 to 2021, she served as a director of Photon Control Inc., a publicly-listed Canadian company providing sensors and systems to the semiconductor equipment industry, chairing the Mergers & Acquisitions Committee and serving on the Audit Committee. From 2005 until 2010, Ms. Klein served as Senior Director of Applied Ventures LLC, the venture capital arm of Applied Materials, where she recommended and managed venture capital investments in energy storage and solar energy, and represented Applied Materials on the boards of energy technology companies. Prior to that Ms. Klein co-founded Boxer Cross Inc., a semiconductor equipment manufacturer, and served as Chief Executive Officer and on the board of directors from 1997 until its acquisition by Applied Materials in 2003. She previously co-founded and led High Yield Technology Inc., a semiconductor metrology company, from 1986 until its acquisition by Pacific Scientific in 1996. Prior to that, Ms. Klein held management positions at Knoll International, a manufacturer of office furniture systems and Hewlett-Packard, a multinational information technology company. Ms. Klein earned an MBA from the Stanford Graduate School of Business and a BS from the University of Illinois. The Board believes Ms. Klein’s qualifications to sit on our Board include her experience as a chief executive officer of a semiconductor equipment manufacturing company and years of operational, management and corporate governance expertise working on other companies’ boards of directors in the semiconductor equipment and solar energy industries.

The table below summarizes key qualifications, skills and attributes of the director nominees. A mark indicates a specific area of focus or experience; the lack of a mark does not mean the director nominee does not possess that qualification or skill.

	Leadership	Technology	Financial Experience	Global Business	Sales and Marketing	Additional U.S. Public Company Board
David S. Dury	✓		✓	✓		✓
Nigel D. Hunton	✓	✓	✓	✓	✓
Kevin D. Barber	✓	✓	✓	✓	✓
Dorothy D. Hayes	✓		✓	✓		✓
Michele F. Klein	✓	✓	✓	✓	✓	✓

Board Diversity Matrix as of April 12, 2023

Total Number of Directors	5

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	3
Part II: Demographic Background
White	2	3

PROPOSAL TWO

APPROVAL OF THE AMENDED INTEVAC 2003 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE

THE NUMBER OF SHARES RESERVED THEREUNDER BY 300,000 SHARES

The Intevac 2003 Employee Stock Purchase Plan (the “2003 ESPP”) was originally adopted by our Board and approved by our stockholders in 2003, and was last approved by our stockholders in 2020. Employees have participated in the 2003 ESPP or its predecessor plan, the 1995 Employee Stock Purchase Plan, since 1995. We are asking our stockholders to approve an amended 2003 ESPP to increase the number of shares of our Common Stock that may be issued under the 2003 ESPP by 300,000 shares. We expect that this increase to the number of shares available for issuance under the 2003 ESPP to be sufficient to meet the plan’s needs for at least another year.

The 2003 ESPP provides us an important incentive tool for our employees and helps us to attract, retain and motivate our employees whose skills and performance are critical to our success. We strongly believe that the 2003 ESPP is essential for us to compete for talent in the labor markets in which we operate and our Board, including the Human Capital Committee of the Board has determined that it is in our best interests and the best interests of our stockholders to make an additional 300,000 shares of our Common Stock available for purchase under the 2003 ESPP. As such, the Human Capital Committee recommended and the Board approved and has put forth for approval of our stockholders an amended 2003 ESPP to increase the number of shares reserved thereunder by 300,000 shares of our Common Stock, which increase will be subject to the adjustment provisions of the ESPP. If our stockholders approve this Proposal Two, the aggregate number of shares available for issuance under the 2003 ESPP since its inception will be 6,358,000, and the total number of shares of Common Stock that remain available to be issued in the future under such plan will be approximately 619,000 shares, subject to the adjustment provisions of the ESPP. The requested increase represents approximately 1.2% of the outstanding shares of our Common Stock as of March 31, 2023, and the total number of shares available for issuance under the 2003 ESPP would be approximately 2.4% of the outstanding shares of our Common Stock as of March 31, 2023.

The Board of Directors unanimously recommends a vote “FOR” the amended 2003 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares.

Summary of the 2003 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the 2003 ESPP and its operation. The following summary is qualified in its entirety by reference to the 2003 ESPP as set forth in Appendix A. No amendments other than the proposed amendment to increase the number of shares reserved under the 2003 ESPP by 300,000 shares of our Common Stock have been made to the 2003 ESPP since the 2003 ESPP was last approved by our stockholders in 2021.

General

The 2003 ESPP was originally adopted by our Board in January 2003 and approved by our stockholders in May 2003. The purpose of the 2003 ESPP is to provide employees with an opportunity to purchase our Common Stock through payroll deductions.

Administration

Our Board or a committee appointed by the Board administers the 2003 ESPP. All questions of construction, interpretation or application of the 2003 ESPP are determined by the Board or the committee, and its findings, decisions and determinations are final and binding upon all participants.

Eligibility

Each of our employees, or the employees of our designated subsidiaries, whose customary employment is for at least twenty (20) hours per week and more than five (5) months per calendar year is eligible to participate in the 2003 ESPP; except that no employee may be granted a purchase right under the 2003 ESPP (i) to the extent that, immediately after the grant, such employee (or any person whose stock would be attributable to such employee) would own our stock or the stock of our parent corporation or any of our subsidiaries and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or total value of all classes of our stock or our parent corporation or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our parent corporation or any of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding. As of March 31, 2023, approximately 145 employees were eligible to participate in the 2003 ESPP. As of the same date, the closing price of a share of our Common Stock as reported on The Nasdaq Stock Market (NASDAQ Global Select) was $7.33. Eligible employees have the opportunity to elect to participate in the 2003 ESPP approximately twice per year.

Offering Period

Shares of our Common Stock are offered for purchase under the 2003 ESPP through a series of successive offering periods, each with a maximum duration of approximately twenty-four (24) months, with each new offering period starting on a date determined by the plan administrator. The plan administrator has the authority to change the duration of the offering periods, including the commencement dates thereof, with respect to future offerings without stockholder approval if such change is announced prior to the start of the first offering period affected, except with respect to automatic transfers to lower price offering periods, as described below. Each offering period is comprised of a series of one or more successive purchase intervals. Purchase intervals within each offering period last approximately six (6) months and run from the first trading day in February to the last trading day in July each year and from the first trading day in August each year to the last trading day in January of the following year. Should the fair market value of our Common Stock on any semi-annual purchase date within an offering period be less than the fair market value per share on the start date of that offering period, then that offering period automatically terminates immediately after the purchase of shares on such purchase date, and such participants are automatically re-enrolled in a new offering period that commences on the next trading day following the purchase date. The plan administrator may shorten the duration of such new offering period within five (5) business days following the start date of such new offering period.

Purchase Price

The purchase price of our Common Stock acquired under the 2003 ESPP is equal to 85% of the lower of (i) the fair market value per share of our Common Stock on the first day of the offering period or, if different, on the participant’s entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. The fair market value of our Common Stock on any relevant date will be the closing sales price per share as reported on The Nasdaq Stock Market (NASDAQ Global Select) (or the closing bid, if no sales were reported), or the mean of the closing bid and asked prices if our Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, as quoted on such exchange or reported in the Wall Street Journal or such other source as the plan administrator deems reliable.

Payment of Purchase Price; Payroll Deductions

Each participant’s purchase price of the shares is accumulated by payroll deductions throughout each purchase interval. A participant may elect to have up to 50% of his or her eligible compensation deducted each payroll period. The number of shares of our Common Stock a participant may purchase in each purchase interval during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase interval by the purchase price; provided, however, that a participant may not purchase more than 2,500 shares each purchase interval.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice or following an electronic or other withdrawal procedure without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again unless he or she re-enters the 2003 ESPP at an entry date or semi-annual entry date in accordance with the terms of the 2003 ESPP. To participate again in the 2003 ESPP, the participant must deliver to us a new subscription agreement in accordance with the terms of the 2003 ESPP. Once a participant withdraws from the 2003 ESPP, the payroll deductions credited to the participant’s account, but not used to make a purchase will be returned to him or her as provided pursuant to the 2003 ESPP.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, his or her participation in the 2003 ESPP will immediately cease. The payroll deductions credited to the participant’s account, but not used to make a purchase will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided pursuant to the 2003 ESPP.

Adjustments; Merger or Change in Control

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other change in our capital structure, such that an adjustment is determined by the plan administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2003 ESPP, adjustments will be made, in the manner the plan administrator deems equitable, in the number and class of shares available for purchase under the 2003 ESPP (including per person purchase interval limitations) and the purchase price and number of shares covered by each purchase right under the 2003 ESPP .

In the event of the Company’s proposed dissolution or liquidation, the offering period then in progress shall be shortened by setting a new purchase date before the dissolution or liquidation, and such offering period shall terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless provided otherwise by the Board. The Board shall notify each participant of the new purchase date at least ten (10) business days prior to such date, and the participant’s purchase right shall be exercised on such new purchase date, unless the participant withdraws prior to such date. In the event of any merger of the Company with or into another corporation or “change of control,” as defined in the 2003 ESPP, the successor corporation or a parent or subsidiary of such successor corporation shall assume or substitute an equivalent purchase right for each outstanding purchase right. In the event the successor corporation refuses to do so, the purchase interval then in progress shall be shortened by setting a new purchase date before the merger or change of control, and the current purchase interval and offering period shall end on the new purchase date. The plan administrator shall notify each participant of the new purchase date at least ten (10) business days prior to such date, and the participant’s purchase right shall be exercised on such new purchase date, unless the participant withdraws prior to such date.

Federal Income Tax Aspects

The following brief summary of the effect of U.S. federal income taxation upon the participant and Intevac with respect to the shares purchased under the 2003 ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. country in which the participant may reside.

The 2003 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2003 ESPP are sold or otherwise disposed of. Upon the sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than (i) two (2) years from the first day of the applicable offering period (or, if later, from the first day the participant entered the offering period) and (ii) one (1) year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day the participant entered the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. In addition, a participant’s annual “net investment income”, as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares purchased under the 2003 ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Intevac generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Amendment and Termination of the 2003 ESPP

The 2003 ESPP will continue in effect until terminated in accordance with the terms of the 2003 ESPP. Our Board or the committee administering the 2003 ESPP may at any time terminate or amend the 2003 ESPP. The termination of the 2003 ESPP cannot affect purchase rights previously granted under the plan except as provided by the 2003 ESPP, provided that an offering period may be terminated by the plan administrator on any purchase date if the plan administrator determines that the termination of the 2003 ESPP is in the best interests of the Company and its stockholders. To the extent necessary to comply with Section 423 of the Internal Revenue Code or other applicable law or stock exchange rule, the Company will obtain stockholder approval of an amendment or termination in a manner and to the degree required. Without stockholder approval, and without regard to whether any participant rights may be considered to have been adversely affected, the plan administrator is entitled to change the offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to the amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the plan administrator determines in its sole discretion advisable which are consistent with the 2003 ESPP. In addition, in the event the plan administrator determines the ongoing operation of the 2003 ESPP may result in unfavorable financial accounting consequences, the Board may, in its discretion, modify or amend the 2003 ESPP to reduce or eliminate such accounting consequences.

2003 ESPP Transactions for Certain Individuals and Groups

Given that the number of shares that may be purchased under the 2003 ESPP is determined, in part, by our Common Stock’s value on the enrollment date of each participant and the last day of the purchase interval and given that participation in the 2003 ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by an individual under the 2003 ESPP is not determinable.

The table below shows, as to each of Intevac’s NEOs included in the 2022 Summary Compensation Table and the various indicated groups, the number of shares of Common Stock purchased under the 2003 ESPP during the last fiscal year, together with the weighted average purchase price paid per share.

Name and Position or Group	Number of Purchased Shares	Weighted Average Purchase Price
Nigel Hunton, President and Chief Executive Officer	2,500	$4.10
James Moniz, Executive Vice President and Chief Financial Officer	5,000	$4.45
John Dickinson, Vice President of Operations	—	N/A
Wendell Blonigan, Former President and Chief Executive Officer	—	N/A
Non-employee directors, as a group	—	N/A
All executive officers, as a group	7,500	$4.33
All employees who are not executive officers, as a group	271,391	$4.47

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal (provided that such vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the amended ESPP to add an additional 300,000 shares of Common Stock to the 2003 ESPP.

Summary

We believe strongly that approval of the amended 2003 ESPP is essential to our continued success and ability to compete for talent in the labor markets in which we operate. Our employees are one of our most valuable assets. Awards such as those provided under the 2003 ESPP constitute an important incentive for our employees and help us to attract, retain and motivate people whose skills and performance are critical to our success.

PROPOSAL THREE

APPROVAL OF THE AMENDED INTEVAC 2020 EQUITY INCENTIVE PLAN TO INCREASE THE

NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 850,000 SHARES

The 2020 Equity Incentive Plan (the “2020 Plan”) was originally adopted by our Board and approved by our stockholders in 2020. We are asking our stockholders to approve the amended Plan to increase the number of shares of our Common Stock that may be issued under the 2020 Plan by 850,000 shares so that we can continue to use it to achieve our goals.

We have historically provided stock options, restricted stock units and other types of equity awards as an incentive to our employees, directors and consultants to promote increased stockholder value. The Board, including the Human Capital Committee of the Board, and management believe that stock options, restricted stock units and other types of equity awards are one of the primary ways to attract and retain key personnel responsible for the continued development and growth of our business, and to motivate all employees to increase stockholder value. In addition, stock options, restricted stock units and other types of equity awards are considered a competitive necessity in the high technology sector in which we compete.

If stockholders approve the amended Plan, the amended Plan will replace the current version of the 2020 Plan. The 2020 Plan will continue in effect until it terminates at the end of its term in 2030, unless terminated earlier by the Plan administrator.

The Board believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. The Board expects that the amended 2020 Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to our success and in providing incentive to these individuals to promote the success of the Company.

The Board of Directors unanimously recommends that stockholders vote “FOR” the amended 2020 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 850,000 shares.

Proposed Amendment

At the 2023 Annual Meeting, we are asking our stockholders to approve the amended 2020 Plan to increase the number of shares of our Common Stock reserved for issuance under the 2020 Plan by 850,000 shares, which increase will be subject to the adjustment provisions of the 2020 Plan. Other than the amendment to increase the number of shares of our Common Stock reserved for issuance under the 2020 Plan, no changes have been made to the 2020 Plan since the 2020 Plan was first approved by our stockholders in 2020. The Human Capital Committee recommended and the Board approved the proposed amended 2020 Plan in January 2023, subject to stockholder approval at this 2023 Annual Meeting. The increase to the number of shares reserved under the 2020 Plan is proposed in order to give the Board and the Human Capital Committee of the Board continued flexibility to grant stock options, restricted stock units and other types of equity awards.

The Board, including the Human Capital Committee of the Board, and management believe that granting equity awards motivates higher levels of performance, aligns the interests of employees and stockholders by giving employees the perspective of owners with equity stakes in Intevac, and provides an effective means of recognizing employee contributions to our success. The Board, including the Human Capital Committee of the Board and management also believe that equity awards are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand, as well as rewarding and encouraging current employees and other service providers. Finally, the Board, including the Human Capital Committee of the Board and management believe that the ability to grant equity awards will be important to our future success by helping us to accomplish these objectives.

If the stockholders approve this proposed amended 2020 Plan, we currently anticipate that the shares available under the 2020 Plan will be sufficient to meet our expected needs through at least the second fiscal quarter of 2024, inclusive of the annual equity awards typically granted in the second quarter of each fiscal year. We anticipate that we will be requesting additional shares under the 2020 Plan at our 2024 annual meeting of stockholders. However, future circumstances and business needs may dictate a different result. In determining the number of shares to be added to the total number of shares reserved for issuance under the 2020 Plan, the Human Capital Committee and the Board also considered the following:

•

Remaining Competitive by Attracting/Retaining Talent. As discussed above, the Human Capital Committee and the Board considered the importance of an adequate pool of shares to attract, retain and reward our high-performing employees, especially since we compete with many technology companies for a limited pool of talent.

•

Historical Grant Practices. The Human Capital Committee and the Board considered the historical amounts of equity awards that we have granted in the past three years. In fiscal years 2020, 2021 and 2022 we granted equity awards representing a total of approximately 3.6 million shares, including 2,353,327 shares from the 2020 Plan, 41,250 shares from the 2012 Equity Incentive Plan (the predecessor to the 2020 Plan) and 1,198,700 shares from the Company’s 2022 Inducement Equity Incentive Plan (the “Inducement Plan”).

•

Forecasted Grants. As discussed above, the Human Capital Committee and the Board anticipates that the proposed 850,000 share increase, based on projected share utilization will be sufficient for our equity award usage through at least the second fiscal quarter of 2024. In determining the projected share utilization, the Human Capital Committee and the Board considered a forecast that included the following factors: (i) 1,022,000 unissued shares remaining under the Plan; (ii) the additional 850,000 shares that would be available for grant under the 2020 Plan, if the stockholders approve the proposed amended 2020 Plan; (iii) estimated cancellations returned back to the 2020 Plan; and (iv) the full value awards to be granted subject to stockholder approval of the proposed amended 2020 Plan. Based on these projections, we expect to request additional shares under the Plan at our 2024 annual meeting of stockholders.

•

Proxy Advisory Firm Guidelines. Because of our significant institutional stockholder base, the Human Capital Committee and the Board also considered the relevant guidelines from a proxy advisory firm. Our three-year average burn rate and the dilution relating to the proposed 850,000 share increase are within such guidelines.

Summary of the 2020 Equity Incentive Plan

The following is a summary of the principal features of the 2020 Plan and its operation. The summary is qualified in its entirety by reference to the 2020 Plan as set forth in Appendix B. Other than the amendment to increase the number of shares reserved for issuance under the 2020 Plan, no changes have been made to the 2020 Plan since the 2020 Plan was first approved by our stockholders in 2020.

General

The purposes of the 2020 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants who perform services to the Company, and to promote the success of the Company’s business. These incentives are provided through the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares.

Authorized Shares

We are asking our stockholders to approve an increase of 850,000 shares of our Common Stock to the number of shares of our Common Stock available for issuance under the 2020 Plan. If our stockholders approve this Proposal Three, and subject to the adjustment provisions contained in the 2020 Plan, the maximum aggregate of number of shares that may be issued under the 2020 Plan is 1,850,000 shares, plus (i) 1,700,000 shares, which represents the approximate number of shares that, as of the date of the initial Board action to adopt the 2020 Plan in 2020, were reserved but not issued pursuant to any awards granted under the 2012 Equity Incentive Plan (the “2012 Plan”) and were not subject to any awards granted thereunder, plus (ii) any shares subject to stock options, restricted stock units or other awards granted under the 2012 Plan and/or the 2004 Equity Incentive Plan (the “2004 Plan”) that, on or after the date our stockholders initially approved the 2020 Plan in 2020, expire or otherwise terminate without having been exercised or issued in full or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of shares that may be added pursuant to clause (ii) equal to 2,649,965 shares. In addition, shares may become available for issuance under the 2020 Plan pursuant to the next paragraph. The shares may be authorized, but unissued, or reacquired Common Stock. As of March 31, 2023, the number of shares subject to awards outstanding under the 2012 Plan was 362,000 shares and the number of shares that were available for future issuance under the 2020 Plan was 1,022,000 shares.

If any award granted under the 2020 Plan expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased or forfeited or repurchased shares subject to such award will become available for future grant or sale under the 2020 Plan (unless the 2020 Plan has terminated). With respect to the exercise of stock appreciation rights settled in shares, the gross number of shares covered by the portion of the exercised award, whether or not actually issued pursuant to such exercise, will cease to be available under the 2020 Plan. If shares issued pursuant to restricted stock, restricted stock units, performance shares or performance units are repurchased by or forfeited to the Company due to failure to vest, such shares will become available for future grant under the 2020 Plan. Shares used to pay the exercise price or purchase price of an award or to satisfy the tax withholding obligations of an award will not become available for future grant or sale under the 2020 Plan. Shares issued pursuant to awards transferred under any award transfer program will not be again available for grant under the 2020 Plan. Payment of cash rather than shares pursuant to an award will not result in reducing the number of shares available for issuance under the 2020 Plan.

Adjustments to Shares Subject to the 2020 Plan

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure affecting the Company’s Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator (as defined below), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2020 Plan, will adjust the number and class of shares of stock that may be delivered under the 2020 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the numerical share limits in the 2020 Plan.

Administration

The 2020 Plan will be administered by the Board, any committee of the Board, or a committee of individuals satisfying applicable laws appointed by the Board in accordance with the terms of the 2020 Plan (the “Administrator”). In the case of transactions, including grants to certain officers and key employees of the Company, intended to qualify, as exempt under Rule 16b-3 of the Securities Exchange Act of 1934, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934. (For purposes of this summary of the 2020 Plan, the term “Administrator” will refer to the Board or any committee designated by the Board to administer the 2020 Plan.)

Subject to the terms of the 2020 Plan, the Administrator has the authority to interpret and administer the 2020 Plan, including but not limited to, the authority, in its discretion to select the employees, consultants, and directors who will receive awards, to determine the terms and conditions of awards, to modify or amend each award (subject to the restrictions of the 2020 Plan), including to accelerate vesting or waive forfeiture restrictions, to extend the post-termination exercise period applicable to an award, and to interpret the provisions of the 2020 Plan and outstanding awards. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due to such participant. The Administrator may make rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws and may make all other determinations deemed necessary or advisable for administering the 2020 Plan. The Administrator may temporarily suspend the exercisability of an award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with applicable laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an award, unless doing so would not comply with applicable laws. The Administrator may not institute an award exchange program and/or award transfer program.

Eligibility

Awards may be granted to employees, directors and consultants of the Company and employees and consultants of any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 31, 2023, approximately 145 employees, 4 non-employee directors and 17 consultants were eligible to participate in the 2020 Plan. As of the same date, the closing price of a share of our Common Stock as reported on The Nasdaq Stock Market (NASDAQ Global Select) was $7.33.

Stock Options

Each option granted under the 2020 Plan will be evidenced by a written or electronic agreement between the Company and a participant specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2020 Plan.

The exercise price per share of each option may not be less than the fair market value of a share of the Company’s Common Stock on the date of grant. However, an exception may be made for any options that are granted in substitution for options held by employees of companies that the Company acquires in a manner consistent with Section 424(a) of the Code. In addition any incentive stock option granted to an employee who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of the Common Stock is the closing price of our stock on any established stock exchange or national market system on the applicable date.

The 2020 Plan provides that the Administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when the Company receives the notice of exercise and full payment for the shares to be exercised, together with any applicable tax withholdings.

Options will be exercisable at such times or under such conditions as determined by the Administrator and set forth in the award agreement. The maximum term of an option will be specified in the award agreement, provided that incentive stock options will have a maximum term of no more than ten (10) years, and provided further that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five (5) years.

The Administrator will determine and specify in each award agreement, and solely in its discretion, the period of exercise applicable to each option following a service provider’s cessation of service. In the absence of such a determination by the Administrator, the participant generally will be able to exercise his or her option for (i) three (3) months following his or her cessation of service for reasons other than death or disability, and (ii) twelve (12) months following his or her cessation of service due to disability or following his or her death while holding the option. An award agreement may provide for an extension of a post-service exercise period upon a cessation of service for reasons other than death or disability if the exercise of the option following such cessation of service would result in liability under Section 16(b) of the Exchange Act or would violate the registration requirements under the Securities Act.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase shares, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Each restricted stock award granted will be evidenced by a written or electronic agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2020 Plan. Restricted stock awards may be subject to vesting conditions as the Administrator specifies, and the shares acquired may not be transferred by the participant until vested. The Administrator may set restrictions based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s cessation of service. Unless the Administrator provides otherwise, and subject to the general rules in the 2020 Plan related to dividends (described below), participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions on transferability and forfeitability as the underlying shares and dividends or other distributions payable with respect to shares will not be paid before and unless the underlying shares vest. The Administrator may, in its sole discretion, reduce or waive any restrictions and may accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

The Administrator may grant restricted stock units which represent a right to receive shares at a future date as set forth in the participant’s award agreement. Each restricted stock unit granted under the 2020 Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the number of shares subject to the award and other terms and conditions of the award, consistent with the requirements of the 2020 Plan. Restricted stock units may be settled, in the sole discretion of the Administrator, in shares, cash or a combination of both.

Restricted stock units will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service)), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion, which, depending on the extent to which they are met, will determine the number of restricted stock units to be paid out to participants.

After the grant of a restricted stock unit award, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement. The Administrator in its sole discretion may pay earned restricted stock units in cash, shares of the Company’s Common Stock, or a combination of cash and shares.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company Common Stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the 2020 Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the exercise price and the other terms and conditions of the award, consistent with the requirements of the 2020 Plan.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of exercised shares. The Company may pay the appreciation in cash, in shares, or in some combination thereof. The term of a stock appreciation right will be set forth in the award agreement. The terms and conditions relating to the period of exercise following a cessation of service with respect to options described above also apply to stock appreciation rights.

Performance Units and Performance Shares

Performance units and performance shares may also be granted under the 2020 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. Each award of performance units or shares granted under the 2020 Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the performance period and other terms and conditions of the award, consistent with the requirements of the 2020 Plan. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares (which will have an aggregate fair market value equal to the earned performance units or shares at the close of the applicable performance period), or in a combination thereof. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit or individuals goals (including, but not limited to, continued employment or service)), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion, and which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

After the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. Performance units will have an initial value established by the Administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the grant date. A participant will forfeit any performance shares or units that are unearned or unvested as of the date set forth in the award agreement.

Non-Employee Director Limitations

The 2020 Plan provides that, subject to the adjustment provisions in the 2020 Plan, in any fiscal year of the Company, a non-employee director may not be granted equity awards covering more than 25,000 shares, increased to 40,000 shares in the fiscal year of his or her initial service as a non-employee director (excluding awards granted to him or her as a consultant or employee).

Dividends

Dividends or other distributions payable with respect to shares subject to equity awards will not be paid before and unless the underlying shares vest, and will be subject to the same forfeitability provisions as the underlying shares. No dividends or other distributions will be paid with respect to shares that are subject to unexercised options or stock appreciation rights, although this rule will not preclude the Administrator from exercising its powers and authority under the adjustment, liquidation and merger and change in control provisions of the 2020 Plan.

Transferability of Awards

Unless determined otherwise by the Administrator and subject to the terms of the 2020 Plan, awards granted under the 2020 Plan generally are not transferable other than by will or by the laws of descent and distribution, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Dissolution or Liquidation

In the event of the Company’s proposed dissolution or liquidation, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised (with respect to an option or stock appreciation right) or vested (with respect to an award other than an option or stock appreciation right).

Change in Control

The 2020 Plan provides that, in the event of a merger of the Company with or into another corporation or entity or a “change in control” (as defined in the 2020 Plan), each award will be treated as the Administrator determines without a participant’s consent, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation or its affiliate with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by the Company without payment), or (B) the replacement of such award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted by the 2020 Plan, the Administrator will not be obligated to treat all awards, all awards held by a participant, all awards of the same type, or all portions of awards, similarly in the transaction.

If the successor corporation does not assume or substitute for the award (or portion thereof), the participant will fully vest in and have the right to exercise the participant’s outstanding options and stock appreciation rights (or portion thereof) that is not assumed or substituted for, all restrictions on restricted stock, restricted stock units, performance shares and performance units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such awards with performance-based vesting (or portions thereof), all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company. In addition, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company, if an option or stock appreciation right (or portion thereof) is not assumed or substituted for, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.

In the event of a change in control, all outstanding awards granted to non-employee members of our Board will fully vest as of immediately prior to such change in control and the participant will have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company.

Termination or Amendment

The 2020 Plan will automatically terminate ten (10) years from the date of its initial adoption by the Board in 2020, unless terminated at an earlier time by the Administrator. The Administrator may amend, alter, suspend or terminate the 2020 Plan at any time, provided that the Company will obtain stockholder approval of any amendment to the extent approval is necessary and desirable to comply with any applicable laws. No amendment, alteration, suspension or termination will materially impair the rights of any participant unless mutually agreed otherwise between the participant and the Administrator.

Federal Tax Aspects

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2020 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two (2) years following the date the option was granted nor within one (1) year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two (2) years after the date of grant or within one (1) year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our Common Stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty (30) days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There generally are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards

A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2020 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Medicare Surtax

A participant’s annual “net investment income”, as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the 2020 Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the 2020 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives generally will be deductible only to the extent that it does not exceed $1,000,000, except with respect to certain grandfathered compensation, which will not include compensation arising from awards granted under the 2020 Plan.

Number of Awards Granted to Employees, Consultants, and Directors

The number of awards that an employee, director or consultant may receive under the 2020 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of Common Stock subject to restricted stock units (including performance-based restricted stock units) granted under the 2020 Plan to our NEOs during the last fiscal year.

Name of Individual or Group	Number of Shares of Time-Based Restricted Stock Units Granted		Number of Shares of Performance- Based Restricted Stock Units Granted (at Maximum Performance Achievement Levels
Nigel Hunton, President and CEO (1)	266,500		667,000	(1)
James Moniz, Executive Vice President and Chief Financial Officer (2)	68,800		186,000	(2)
John Dickinson, Vice President of Operations (3)	50,000		82,600	(3)
Wendell Blonigan, Former President and CEO	—		—
All executive officers, as a group	385,300		935,600
All directors who are not executive officers, as a group	119,000	(4)	82,600	(4)
All employees who are not executive officers, as a group	624,349		165,200

(1)	Mr. Hunton received new-hire awards of 266,500 restricted stock units and 333,500 performance-based restricted stock units (666,700 shares at maximum performance) from the Inducement Plan.

(2)	Mr. Moniz received 93,000 performance-based restricted stock units (186,000 shares at maximum performance) from the 2020 Plan.

(3)	Mr. Dickinson received a new-hire award of 50,000 restricted stock units and 41,300 performance-based restricted stock units (82,600 shares at maximum performance) from the Inducement Plan.

(4)

Mr. Popovich who joined the Company as an employee on October 10, 2022 and resigned as a director effective November 11, 2022, received a new-hire award of 50,000 restricted stock units and 41,300 performance-based restricted stock units (82,600 shares at maximum performance) from the 2020 Plan in connection with his role as an employee.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the amended 2020 Plan to add an additional 850,000 shares of Common Stock to the 2020 Plan.

Summary

We believe strongly that approval of the amended 2020 Plan is essential to our continued success and ability to compete for talent in the labor markets in which we operate. Our employees are one of our most valuable assets. Stock options and other awards such as those provided under the 2020 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve the Company’s goals. For the reasons stated above, the stockholders are being asked to approve the amended 2020 Plan.

PROPOSAL FOUR

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected BPM LLP as our independent public accountants for the fiscal year ending December 30, 2023. BPM LLP began auditing our financial statements in 2015. Its representatives are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board unanimously recommends a vote “FOR” ratification of the selection of BPM LLP as Intevac’s independent registered public accounting firm for the fiscal year ending December 30, 2023.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required to ratify the selection of BPM LLP as Intevac’s independent registered public accounting firm for the fiscal year ending December 30, 2023.

Principal Accountant Fees and Services

The following table presents fees billed for professional audit services and other services rendered to us by BPM LLP for the fiscal years ended December 31, 2022 and January 1, 2022.

	BPM LLP
	Fiscal 2022	Fiscal 2021
Audit Fees (1)	$483,941	$766,743
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$483,941	$766,743

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and fees for services that are normally provided in connection with statutory and regulatory filings or engagements. In addition, for fiscal 2021, audit fees include those fees related to the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of the interim consolidated financial statements. The 2022 and 2021 audit fees do not include $54,410 and $47,685, respectively, paid to firms other than our independent registered public accounting firm, BPM LLP, for statutory engagements.

In making its recommendation to ratify the appointment of BPM LLP as our independent auditor for the fiscal year ending December 30, 2023, the Audit Committee has considered whether services other than audit and audit-related services provided by BPM LLP are compatible with maintaining the independence of BPM LLP and noted that no such services were provided by BPM LLP during the fiscal years ended December 31, 2022 and January 1, 2022.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee approves in advance all engagements with BPM LLP, including the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q and any non-audit services. Fees billed by BPM LLP are reviewed and approved by the Audit Committee on a quarterly basis.

PROPOSAL FIVE

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company asks that you indicate your support for its executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this proxy statement. This proposal is required by Section 14A of the Exchange Act and is commonly known as a “say-on-pay” proposal, and gives our stockholders the opportunity to express their views on the compensation of our NEOs. Your vote is advisory and so will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. We currently hold “say-on-pay” votes annually, and expect that the next “say-on-pay” vote will be held at our 2024 annual meeting of stockholders.

Compensation Program and Philosophy

As described in detail under the headings “Executive Compensation and Related Information” and “Compensation Discussion and Analysis,” our NEO compensation program is designed to attract, retain, motivate and reward high-caliber executives who are critical to our success while maintaining strong and direct links between executive pay, individual performance, the Company’s financial performance and performance for our stockholders. The Human Capital Committee believes that the Company’s executive compensation programs should support the Company’s objective of creating value for its stockholders.

Accordingly, the Human Capital Committee believes that our NEOs should have a significant interest in the Company’s stock performance, and compensation programs should link executive compensation to stockholder value. One of the ways that the Company has sought to accomplish these goals is by making a significant portion of individual NEO compensation performance-based, such as through a performance-based annual bonus dependent on each NEO’s performance relative to financial and other strategic objectives awarding a portion of the annual grants to NEOs in the form of performance-based restricted stock units (PRSUs), which, for grants made in 2022, vest based on the achievement of certain stock price hurdles during the performance period, as described in more detail under the headings “Executive Compensation And Related Information” and “Compensation Discussion and Analysis.” In addition, in 2022, the Company made a portion of its annual grants to NEOs in the form of time-based restricted stock units, which promote retention of key leadership talent.

The Human Capital Committee will continue to emphasize compensation arrangements that align the financial interests of Intevac’s NEOs with the long-term interests of stockholders. Please refer to the section of this proxy statement entitled “Executive Compensation and Related Information” for a detailed discussion of Intevac’s executive compensation practices and philosophy.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2023 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure.”

The Board unanimously recommends a vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of the Company’s NEOs.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required to approve, on a non-binding, advisory basis, the compensation of the Company’s NEOs.

PROPOSAL SIX

FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to determine how often to present the advisory stockholder vote to approve the compensation of Intevac’s NEOs (the “say-on-pay vote”). Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one, two or three years. Alternatively, stockholders may abstain from casting a vote.

The Board values the opinion of our stockholders and welcomes communication regarding Intevac’s executive compensation policies and practices. After taking into account various considerations described below, the Board believes that a vote every year will provide stockholders with the ability to express their views on Intevac’s executive compensation policies and practices while providing the Board with an appropriate amount of time to consult with the stockholders, to consider their input, to follow consistent compensation programs and to allow such programs to be effective.

Intevac’s executive compensation program is administered by the Human Capital Committee, as described in this proxy statement. Compensation decisions are complex and, with respect to Intevac’s NEOs, are disclosed in the proxy statement. Since 2017, Intevac has held an annual advisory vote on executive compensation, and the Board believes that continuing to maintain a one-year time frame for holding stockholder advisory votes on executive compensation will encourage stockholder communication and allow the Company to engage with and respond to stockholders, in terms of expressed concerns or other feedback.

Although, as an advisory vote, this vote is not binding upon the Company, the Human Capital Committee or the Board, the Board will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on this matter.

The Board unanimously recommends that you vote “1 YEAR” as the frequency to hold future advisory votes on executive compensation.

Required Vote

Stockholders may vote as to whether the say-on-pay vote should occur every 1, 2 or 3 years, or may abstain from voting on the matter. The frequency (every 1, 2 or 3 years) that receives the highest number of votes will be deemed to be the recommendation of the stockholders.

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have also adopted a Director Code of Ethics that applies to all of our directors. You can find both our Code of Business Conduct and Ethics and our Director Code of Ethics on our website at www.intevac.com. We post on our website any amendments to the Code of Business Conduct and Ethics and the Director Code of Ethics, as well as any waivers, that are required to be disclosed by the rules of either the Securities and Exchange Commission or Nasdaq.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines and periodically update them. The guidelines address, among other things, director qualifications, the structure and composition of the Board and its committees, director responsibilities, and director continuing education. The guidelines are posted on our website at www.intevac.com.

Environment, Social and Governance

We are committed to being a responsible corporate citizen in advancing environmental, social and governance initiatives. We endeavor to protect the environment by conserving energy and material resources. Our social commitment is reflected through our employees, talent acquisition programs and our corporate culture. We endeavor to create a culture of innovation and inspiration where employees feel a strong sense of community and collective pride in the Company’s success. With respect to governance, our strong corporate governance policies are noted throughout this proxy statement. Our Audit Committee oversees our environmental, social and governance activities and programs.

Environment

We are committed to operating our business sustainably, recognizing our environmental responsibility to our customers, stockholders, suppliers, employees and society at large. We strive to act in an environmentally responsible manner by promoting and managing recycling programs to reduce waste in our offices, retrofitting our office spaces for energy efficiency, using energy efficient lighting, enabling our employees to work from home, as well as promoting video conferencing to reduce work-related travel. We recognize that this is a constant commitment, and we endeavor to improve the environmental sustainability of our operations continually.

Social

We recognize that our employees and other key stakeholders are vital to our success. Our organizational culture is open, interactive and team-oriented. We strive to advance diversity and inclusion through various talent acquisition programs to attract, retain and develop a diverse, highly-skilled work force. Particularly, we are committed to equal opportunity employment and strive to reflect the diversity of the communities where we do business. We invest in building diverse talent pools and providing training to improve skill levels, where appropriate.

We are committed to fair and decent workplace values and treating our employee and non-employee workers with dignity, fairness and respect. Elements of this philosophy are:

•

Fair and Transparent Business Ethics: Pursuant to our Code of Business Conduct and Ethics, we strive to ensure that all of our employees and those acting on our behalf are aware of the standards of ethical behavior and integrity that are expected of them in their business dealings with us to ensure, among other things, the ethical handling of actual or apparent conflicts of interest, compliance with applicable governmental laws, rules and regulations, and accountability for adherence to the code.

•

Non-Discrimination: We uphold a strict policy of non-discrimination in the workplace, including ensuring a workplace that is free of harassment. We do not engage in any forms of discrimination based on race, color, age, gender, sexual orientation, gender identity and expression, ethnicity or national origin, disability, pregnancy, religion, political affiliation, veteran status, protected genetic information or marital status in our hiring and employment practices, including wages, promotions, rewards and access to training. All of our employees are provided with reasonable accommodations for exercising their religious practices.

•	Compliance with Labor Laws: We are committed to upholding for our employees and suppliers all relevant labor laws in our countries of operation.

•

Human Rights: We are committed to protecting human rights and conducting business in an ethical and responsible manner. Our commitment to human rights is detailed in our Human Rights Statement of Principles and various other company policies and statements, including our Code of Business Conduct and Ethics, Director Code of Ethics and Corporate Sustainability Statement, all of which are available in the corporate governance section of our website. These policies and statements formalize our policies for training and accountability encompassing our global workforce, along with the enforcement mechanisms for any non-compliance.

•

Employee Safety: We are also committed to a respectful work environment free of physical and verbal harassment. We work to minimize the risks associated with the tasks our employees perform, and we take our responsibility for our employees’ health and safety very seriously. We work to identify, assess and prepare for any emergency situation in order to minimize impact to our employees and improve response times.

Community Involvement

We recognize and welcome our obligation to be a responsible member of our community. We strive to align with employees on initiatives that matter most. Initiatives have included fund-raising for cancer research, military outreach, food drives, family giving trees, and school back packs for local children’s charities. Our employees are committed to making a difference in the community by actively volunteering and fundraising for many charities.

Human Capital Management

Company culture is critical to our business and long-term success. Our engagement with our employees, as well as the reward principles we apply to compensation and promotion decisions and our various talent development initiatives, reinforce our commitment to a positive company culture. We conduct employee surveys to provide on-going feedback on how we are doing against our commitment to treat all employees fairly and provide equal opportunity in an environment free of discrimination. Our Board periodically reviews management succession. More broadly, the Board is regularly updated and consulted on key talent hires, as well as the Company’s human capital strategy. This strategy is continuously refined based on business initiatives and the overall environment for talent in the United States, Singapore and China.

Cybersecurity

We take various measures to ensure the integrity of our systems, including implementation of security controls and regular training of our employees with respect to measures we can take to thwart cybersecurity attacks. While the full Board has the ultimate oversight responsibility for risk management, our Audit Committee reviews our risk management processes relating to cybersecurity on a regular basis. Further, all of our employees are trained at least annually on our information security procedures.

Independence of the Board

The Board has determined that, with the exception of Mr. Hunton, all of its members are “independent directors” as that term is defined in the listing standards of Nasdaq.

Board Meetings and Committees

During 2022, the Board held a total of 8 meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. All members of the Board during fiscal 2022 attended at least seventy-five percent of the aggregate of the total number of meetings of the Board held during the fiscal year and the total number of meetings held by all committees of the Board on which each such director served (based on the time that each member served on the Board and the committees). The Board has an Audit Committee, a Human Capital Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Ms. Hayes (chair), Mr. Barber, and Mr. Dury, each of whom is “independent” as such term is defined for audit committee members by the rules of the SEC and Nasdaq listing standards. The Board has determined that Ms. Hayes, Mr. Barber and Mr. Dury are each “audit committee financial experts” as defined under the rules of the SEC and are “financially sophisticated” for purposes of the Nasdaq listing standards. The Audit Committee met 8 times during 2022.

The Audit Committee is responsible for:

•	Appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	Overseeing our accounting and financial reporting processes and audits of our financial statements;

•	Overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	Reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	Monitoring our internal controls over financial reporting, disclosure controls and procedures, and Code of Business Conduct and Ethics;

•	Reviewing our risk-management policies, data security programs and procedures as well as monitoring cybersecurity risks and the Company’s compliance with its data privacy obligations;

•	Establishing policies and procedures for the receipt and resolution of accounting-related complaints and concerns;

•	Meeting independently with our independent registered public accounting firm and management;

•	Reviewing and approving or ratifying any related-person transactions;

•	Preparing the report that the rules of the SEC require be included in this proxy statement;

•	Periodically providing the Board with the results of its monitoring and recommendations derived therefrom;

•	Oversight of our environmental, social and governance, or “ESG,” programs; and

•	Providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee has adopted a written charter approved by the Board, which is available on Intevac’s website at www.intevac.com under “Investors — Corporate Governance.”

The Audit Committee Report is included in this proxy statement on page 65.

Human Capital Committee

The Human Capital Committee (formerly the Compensation Committee) currently consists of Mr. Barber (chair), Ms. Hayes, and Ms. Klein, each of whom is (i) “independent” as such term is defined by the Nasdaq listing standards and the rules of the SEC and (ii) is a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act. The Human Capital Committee met 5 times during 2022.

The Human Capital Committee is responsible for:

•	Overseeing the entirety of our compensation and benefit policies, plans and programs;

•	Overseeing the annual report on executive compensation for inclusion in our proxy statement;

•

Annually reviewing and approving corporate goals and objectives used to set Chief Executive Officer compensation, and reviewing the performance of the Chief Executive Officer relative to such goals and objectives;

•	Making recommendations to our Board with respect to our Chief Executive Officer’s compensation;

•	Reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers;

•	Overseeing the evaluation of the competitiveness of the compensation of our senior executives;

•

Administering our equity incentive plans, including approving equity awards granted to employees, overseeing the Company’s annual equity budget and monitoring equity metrics and performance relative to that of our peer group and the market;

•	Overseeing and administering our short and long-term incentive programs;

•	Reviewing and making recommendations to our Board with respect to director compensation;

•

Reviewing, approving and recommending our “Compensation Discussion and Analysis” disclosure for inclusion in our annual report on Form 10-K or annual proxy statement, to the extent required by SEC rules;

•	Overseeing executive succession planning; and

•	Reviewing employee engagement and how diversity, equity, and inclusion are a part of the workplace and culture at the Company.

See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Compensation of Directors” below for a description of Intevac’s processes and procedures for the consideration and determination of executive and director compensation.

The Human Capital Committee has adopted a written charter approved by the Board, a copy of which is available on Intevac’s website at www.intevac.com under “Investors — Corporate Governance.”

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Mr. Dury (chair) and Ms. Klein, each of whom is “independent” as such term is defined by the Nasdaq listing standards. The Nominating and Governance Committee met 3 times during 2022.

The primary focus of the Nominating and Governance Committee is on the broad range of issues surrounding the composition and operation of the Board. The Nominating and Governance Committee provides assistance to the Board, the Chairman and the CEO in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee’s goal is to ensure that the composition, practices, and operation of the Board contribute to value creation and effective representation of Intevac stockholders.

The Nominating and Governance Committee will consider recommendations of candidates for the Board submitted by the stockholders of Intevac; for more information, see “Policy Regarding Board Nominees” below.

The Nominating and Governance Committee is responsible for:

•	Identifying individuals qualified to become members of our Board;

•	Recommending to our Board of Directors the persons to be nominated for election as directors and to each Board committee;

•	Reviewing and making recommendations to our Board with respect to management succession planning;

•	Developing and recommending corporate governance principles to our Board; and

•	Overseeing an annual evaluation of our Board.

The Nominating and Governance Committee has adopted a written charter approved by the Board, a copy of which is available on Intevac’s website at www.intevac.com under “Investors — Corporate Governance.”

Attendance at Annual Stockholder Meetings by the Board

We encourage members of the Board to attend the annual meeting of stockholders, but do not have a policy requiring attendance. All of our then current directors attended our 2022 annual meeting of stockholders.

Board Leadership Structure

Our Company is led by Mr. Hunton, our CEO. Mr. Dury, who was formerly our lead independent director, currently serves as the Chairman of our Board. The Company believes the stockholders are best served by this structure, which provides us with a dynamic leader and a strong independent voice.

As further discussed above under “Board Meetings and Committees”, the Board has three standing committees—Audit Committee, Human Capital Committee, and Nominating and Governance Committee. Each of the Board committees is comprised solely of independent directors, with each of the three committees having a separate chair. In accordance with our corporate governance guidelines, our non-employee directors meet regularly in an executive session without members of management present. We also have a mechanism for stockholders to communicate directly with independent directors as a group or with any individual director. See “Contacting the Board” below.

Our directors bring a broad range of leadership experience to the Board and regularly contribute to the oversight of the Company’s business and affairs. We believe that all Board members are well engaged in their responsibilities and that all Board members express their views and consider the opinions expressed by other directors. On an annual basis as part of our governance review, the Board (led by the Nominating and Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for the Company and its stockholders.

We believe that our leadership structure has been effective for the Company. We believe that having an independent chairman and independent chairs for each of our Board committees provides the right amount of independence for the Company. We have a strong leader and independent chairman, and oversight of Company operations by experienced independent directors who have appointed committee chairs.

Lead Independent Director

If we have a chairman of the board that is not an independent director in the future, the Board will appoint a lead independent director to schedule and chair meetings of the independent directors and execute any other duties that the independent directors designate.

Policy Regarding Board Nominees

The Nominating and Governance Committee will consider recommendations for candidates to the Board from stockholders. Stockholder recommendations of candidates for election to the Board should be directed in writing to: Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of Company stock. Stockholder nominations to the Board must also meet the requirements set forth in the Company’s Bylaws. The Nominating and Governance Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Governance Committee’s criteria and process for identifying and evaluating the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

•	The Nominating and Governance Committee regularly reviews the composition, size and effectiveness of the Board.

•

In its evaluation of director candidates, including the members of the Board eligible for reelection, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) the relevance of the candidate’s skills and experience to our business and (4) such other factors as the Nominating and Governance Committee may consider appropriate.

•

While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including an understanding of our industry and our business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements that may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

•

The Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (1) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (2) acceptance of such resignation by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the committee deems necessary or proper.

•

In evaluating and identifying candidates, the Nominating and Governance Committee has the authority to retain or terminate any third party search firm used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•

The Nominating and Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or to expand the Board prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Governance Committee selects, or recommends to the full Board for selection, the director nominees.

•	The Nominating and Governance Committee, after considering all factors, will decide whether or not to nominate and recommend a nominee to the full Board.

Director Qualifications and Review of Director Nominees

The Nominating and Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. The specific qualifications of each director are set forth along with their biographical information under “Business Experience and Qualifications of Nominees for Election as Directors” starting on page 8 of this proxy statement.

Intevac does not maintain a formal diversity policy with respect to its Board. As noted above, however, Intevac does consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates. Intevac believes each director brings a strong and unique background and set of skills to the Board that contributes to the Board’s competence and experience in a wide variety of areas. When identifying director candidates, we take into account the present and future needs of the Board and the committees of the Board. For instance, depending on the composition of the Board at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more technology industry expertise, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of high character, good judgment and integrity. Our principal goal with respect to director qualifications is to seat directors who are able to increase the overall effectiveness of the Board and increase stockholder value. The Nominating and Governance Committee and the Board are currently examining ways to enhance the representation of individuals from underrepresented communities on the Board.

Contacting the Board

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board may do so by writing to: Board of Directors, c/o the Nominating and Governance Committee Chair, Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054. Communications received by the Nominating and Governance Committee Chair will be communicated to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Risk Assessment

Our Board is responsible for overseeing enterprise risk in general, while our Audit Committee is responsible for overseeing risk management of financial matters and the adequacy of our risk-related internal controls and our Human Capital Committee oversees risk related to compensation policies. Both the Audit and Human Capital Committees report their findings to the full Board. In addition, at each of its regularly scheduled meetings, the Board discusses the risks that we are currently facing. We believe that our directors provide effective oversight of the risk management function.

The full Board oversees assessment of major risks facing Intevac, determining the extent to which such risks are applicable and, to the extent the Board deems it appropriate, evaluating mitigation measures. The risks that the Board routinely considers relate to financial, strategic, regulatory, competitive, reputational, and operational risks.

The full Board oversees risk management by the CEO and our senior management team, by reviewing major financial objectives, critical strategies, and long-term plans, including allocation of capital, significant proposed business acquisitions and divestitures, operating performance, and stockholder returns.

Our senior management team has developed a comprehensive strategic planning and enterprise risk management process for identifying, assessing, and managing risk. Through this process, we identify key risks through an annual corporate-level risk mapping exercise, which involves the CEO and other members of Intevac senior management. From time to time, the process also includes facilitated workshops with Intevac executives.

Our executive leadership team oversees this risk identification process and monitors the implementation of mitigation processes. Our executive leadership team updates the Board at least annually as risks that could impact the implementation of the Company’s strategy are identified or evolve.

Compensation Consultant

The Human Capital Committee has engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) (otherwise known as Radford) to provide independent advice and recommendations on the amount and form of executive and director compensation. In 2022, the cost of Radford’s consulting services directly related to Human Capital Committee support was approximately $77,000. In addition, in 2022, our human resources department participated in various human resources and compensation surveys and obtained general benchmarking survey data from Radford at a cost of approximately $23,000 and engaged Radford to provide valuation services for our PRSU awards and provide advisory services regarding the new Pay for Performance disclosure included in this proxy statement at a cost of $45,000. The decision to engage the compensation consultant or its affiliates for these other services was made by management.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis (“CD&A”) describes the philosophy, objectives and structure of our executive compensation program for fiscal year 2022 (the year ended December 31, 2022). This CD&A is intended to be read in conjunction with the tables following this section which provide further historical compensation information for our named executive officers (“NEOs”) as identified below. The Company is a smaller reporting company (“SRC”) under the rules promulgated by the SEC and, as a result, the Company has fewer NEOs than a non-SRC. Under the SEC rules and regulations related to SRCs, Messrs. Hunton, Moniz, and Dickinson, each of whom was an executive officer at the end of the fiscal year, and Mr. Blonigan, who was no longer serving as an executive officer at the end of the fiscal year, were the Company’s NEOs for fiscal year 2022:

Name OF NEO	Position
Nigel Hunton	President and Chief Executive Officer
James Moniz	Executive Vice President and Chief Financial Officer
John Dickinson	Vice President of Operations
Wendell Blonigan *	Former President and Chief Executive Officer

*	Mr. Blonigan retired from Intevac on January 18, 2022.

This CD&A is not required to be included in this proxy statement under the scaled disclosure requirements applicable to SRCs. However, we have chosen to include this section to provide our stockholders with robust information regarding the NEO compensation decisions made for fiscal year 2022 and to outline the reasoning behind these decisions. The tables following this CD&A reflect the scaled disclosure available to SRCs.

Executive Summary

In fiscal 2022 we exceeded financial performance objectives for the year, with $36 million in revenues, 42% gross margins, and solid cash flow performance, resulting in $113 million in total cash, cash equivalents, restricted cash, and investments at year end. Fiscal 2022 had record-level orders of $133 million for the year, contributing to year-end backlog of $122 million, establishing the foundation for future revenue growth. In fiscal 2022 we entered into a joint development agreement with a leading provider of glass and glass ceramic materials, adding a significant new revenue opportunity in the consumer electronics display industry. The agreement includes approximately $100 million in system revenue, in order for our customer to maintain exclusive access to the TRIO platform for each of its consumer electronic device markets. The record level of orders and backlog for our HDD business in 2022 established a solid foundation for growth for the next several years, and we look forward to gaining momentum in both businesses in 2023 in order to position Intevac for a major growth year in 2024, which is when we expect to return to a full year of profitable and cash-flow positive results. Finally, the strength of our balance sheet remains critically important to our customers, partners, suppliers, and stockholders, and we are pleased to report a net use of cash of only $8 million over the course of 2022. We will continue to maintain a strong balance sheet as we make the necessary investments for transformational growth ahead.

Intevac previously designed, developed and marketed manufacturing equipment for the photovoltaic (“PV”) solar cell and advanced semiconductor packaging (“ASP”) industries. In March 2022, the Company’s management approved a restructuring plan to realign the Company’s operational focus, scale the business and improve costs. The restructuring program includes (i) reducing the Company’s headcount and (ii) eliminating several research and development (“R&D”) programs and product offerings. As part of this realignment effort, the Company ceased its efforts to develop and market several of its manufacturing platforms for the DCP, PV and ASP industries.

We must continue to be focused strategically, as our business will continue to be characterized by rapidly changing technology and customer requirements, intense competition, fluctuating revenues and significant competition for management talent.

Leadership Change

On January 18, 2022, Mr. Blonigan, the Company’s then-current President and Chief Executive Officer (“Former CEO”), retired from his position with the Company and as a member of the Board. On January 19, 2022, the Board appointed Nigel Hunton to serve as the Company’s President and Chief Executive Officer, and as a member of the Board.

How Our Recent Performance Has Affected Pay

Years 2018-2021 represents Mr. Blonigan’s compensation. 2022 represents Mr. Hunton’s compensation.

Our plans, and our pay levels, reflect our performance. Our stock price performance and other recent operational challenges have underscored the fact that our pay program has properly aligned executive pay and performance, in both the short-term and the longer-term.

2022 Pay Decisions and Outcomes

In 2022, the Human Capital Committee worked diligently with management to make prudent decisions with regards to our executive compensation throughout the year that was considerate and reflective of strongly supportive stockholder feedback, including the support of approximately 85% of votes cast for our say-on-pay proposal last year. The key decisions and outcomes included:

•

CEO New Hire Compensation Package: In designing Mr. Hunton’s compensation package, our Human Capital Committee, advised by its independent compensation consultant Aon, sought to deliver a competitive level of compensation that aligns with our desired pay-for-performance culture and objectives. Our Human Capital Committee reviewed, with input from Aon, market data among companies in our compensation peer group as well as new-hire equity compensation among recently hired Chief Executive Officers of comparable public companies. In addition to market data, our Human Capital Committee considered the highly competitive market for a talented, experienced technology executive and the relevance of Mr. Hunton’s background and experience.

•

Enhanced Performance-based Equity Program: In 2022, all of our NEOs, including our CEO, received awards of performance-based restricted stock units (“PRSUs”). The PRSU Awards are eligible to be earned based on achievement of certain stock prices based on the average closing price of the Company’s stock over a 30-day period (the “Company Stock Price Hurdle”) during a performance period commencing on the grant date and ending on May 31, 2025. The PRSU Awards will vest, if at all, in five possible tranches. Each of the five tranches will vest only if the applicable Company Stock Price Hurdle is achieved within the Performance Period, and each tranche may only be achieved once during the Performance Period. If a Company Stock Price Hurdle is not achieved within the Performance Period, the corresponding PRSUs will not vest, and all unvested PRSUs at the end of the Performance Period will immediately be forfeited. The actual number of shares that may vest under each PRSU grant can range from zero to 200% of the number of shares that may vest at target performance.

•	Increased percentage of the CEOs performance-based equity: In 2022, we increased the long-term equity award mix of PRSUs from 60% in 2021 to 67% in 2022.

•	Please see below for a summary of paid compensation as reflected in our Summary Compensation Table:

($ in thousands)	2021 Base	2022 Base	2021 AIP	2022 AIP	2021 Equity	2022 Equity	2021 Other	2022 Other	2021 Total Direct Compensation	2022 Total Direct Compensation
Nigel Hunton	$—	$514.0	$—	$687.5	$—	$3,797.0	$—	$22.0	$—	$5,020.6
James Moniz	$357.7	$360.0	$87.8	$—	$259.8	$1,047.3	$2.0	$2.0	$707.3	$1,409.3
John Dickinson	$—	$106.3	$—	$100.0	$—	$502.9	$—	$1.6	$—	$710.7
Wendell Blonigan	$585.4	$38.6	$125.4	$—	$941.3	$—	$2.0	$678.0	$1,654.1	$716.6

Compensation Program Highlights

The Human Capital Committee has structured our executive compensation program to ensure that our NEOs are compensated in a manner consistent with stockholder interests, competitive pay practices and applicable requirements of regulatory bodies. The following are important features of the design and operation of our executive compensation program:

Element	Performance Period	Objective	Performance Measured/Rewarded
Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle.	• Reviewed annually and set based on market competitiveness, individual performance and internal equity considerations.

Annual Bonus	Annual	Rewards achievement of annual financial objectives and individual performance goals. The annual incentive plan (“AIP”) was suspended for 2022 other than for Mr. Hunton and Mr. Dickinson.	• Corporate Financial Performance • Individual Performance Goals

Time-based Restricted Stock Units (“RSUs”)	Long-Term	Aligns the interests of management and stockholders and serves as an important retention vehicle.	• Typically vest annually over 3 years based on continued service. Certain one-time special RSU grants to Mr. Hunton and Mr. Moniz vest after 1 year of continued service.

Performance-based RSUs (“PRSUs”)	Long-Term	Aligns the interests of management and stockholders, rewarding key contributors for significant stock price appreciation and the creation of stockholder value.

•  Granted in 2022 to all NEOs, the PRSUs were issued with five tranches with a three-year performance period.

•  The PRSU Awards are eligible to be earned based on achievement of certain stock prices based on the average closing price of the Company’s stock over a 30-day period (the “Company Stock Price Hurdle”) during the performance period. The actual number of shares that may vest under each PRSU grant can range from zero to 200% of the number of shares that may vest at target performance.

2022 Target Pay Mix

Our executive compensation program is predominantly performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of his or her at-risk compensation. Target long-term incentive compensation grows proportionately as job responsibilities increase, which encourages our officers to focus on the Company’s long-term success and aligns with the long-term interests of our stockholders. The graphics below illustrate the mix of fixed, annual and long-term target incentive compensation we provided to our CEO and other NEOs for 2022. At risk compensation for the CEO (previously Mr. Blonigan and currently Mr. Hunton) increased from 71% in 2021 to 89% in 2022 and at risk compensation for the other NEOs increased from 57% in 2021 to 74% in 2022:

Compensation Governance

The Human Capital Committee regularly reviews and incorporates best practices in executive compensation to competitively pay our executives while ensuring alignment of management and stockholder interests. Some highlights include:

•	Pay-for-performance philosophy and culture

•	Compensation mix of base salary, short-term and long-term incentives provides a variety of time horizons to balance our near-term and long-term strategic goals

•	Anti-hedging policies

•	Responsible use of shares under our long-term incentive program

•	No supplemental executive retirement plans

•	No perquisites

Say on Pay Vote

At our 2022 annual meeting of stockholders, approximately 85% of the votes cast by our stockholders supported our advisory vote on executive compensation (the “say-on-pay”) proposal. While the “say-on-pay” vote is non-binding, the Human Capital Committee pays close attention to the results and given the strong level of support evidenced by last year’s say-on-pay vote, the Human Capital Committee determined that our stockholders were quite supportive of our current executive compensation philosophy and program. The Company and the Human Capital Committee generally believe that our existing executive compensation program properly encourages and rewards the achievement of financial results that promote long-term stockholder value creation and is appropriate for a company of our size and in our industry, and, in line with the level of support shown by stockholders for our current approach, has continued to take meaningful steps toward further cementing this alignment between stockholder interests and executive compensation, as summarized in the table below.

We conduct an ongoing stockholder outreach program to maintain an open and regular dialogue with our institutional stockholders to understand their views and concerns regarding our strategic direction. During 2022, we consulted with over 25 of our top institutional stockholders, representing over 60% of our outstanding shares to discuss their views with respect to our strategic direction. Topics discussed with stockholders included the new CEO, new company initiatives, including diversification of revenue, performance-based vesting criteria and metrics, past business challenges, capital allocation and board composition. Our stockholder outreach was performed by our CEO, CFO and Investor Relations consultant. The Company and the Human Capital Committee intend to continue to expand this outreach program by increasing the frequency of its outreach efforts.

Recent Actions Taken Based on Stockholder and Proxy Advisor Feedback

The following table summarizes various concerns that have been expressed by stockholders and proxy advisors and how we have addressed the issues:

What We Heard	How We Have Responded
• Emphasis on performance-based equity awards	• In 2022 and 2021, a portion of the NEOs’ equity grants were issued in PRSUs.

• Importance of stockholder engagement The majority of investors surveyed commented that stockholder engagement was important to them and they appreciated our reaching out to them for their input.	• We continued to perform shareholder outreach in the 2022- 2023 timeframe.

Executive Compensation Philosophy and Objectives

Our compensation structure is designed to attract, retain, motivate, and reward high-performing executives. The guiding principles of our executive compensation plan are as follows:

•	Provide a total compensation opportunity that is competitive with our peer group, but that also takes into account the need to compete for talent with much larger equipment and imaging companies.

•	Align compensation with the Company’s performance by:

•

Providing a significant portion of total compensation in the form of a performance-based annual bonus dependent on each executive’s performance relative to predetermined financial and other strategic objectives set at the beginning of each fiscal year. Our AIP for 2022 was suspended other than for Mr. Hunton and Mr. Dickinson, due to budgetary constraints and forecasted business conditions, which suspension showcases our commitment to aligning compensation with Company performance. Providing performance-based annual bonuses remains an important part of our executive compensation approach.

•

Providing long-term, significant equity incentives. In 2022, these incentives were in the form of a combination of time-based RSUs and performance-based RSUs (“PRSUs”), in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our NEOs with those of our long-term stockholders.

•	Our 2022 PRSUs contain a three-year performance period and vest based on achievement of certain stock prices based on the average closing price of the Company’s stock over a 30-day period.

•

Set challenging performance goals for our NEOs and provide a short-term incentive through an incentive compensation plan that is based upon achievement of these goals. As noted, we suspended our AIP for 2022 in order to respond appropriately to Company budget constraints and forecasted business conditions. Therefore, Mr. Moniz received no bonus for 2022, while Mr. Hunton received a bonus based in part on the minimum bonus provided for in his offer letter and in part on his individual performance, and Mr. Dickinson received only the AIP bonuses guaranteed to him for 2022 in his offer letter.

•	Increase the portion of total compensation based on performance-based annual bonuses and stock-based awards relative to base salary with increasing executive responsibility level.

•	Align each executive’s goals with those of other executives to encourage a team approach to problem solving.

•

Provide clear guidelines for each compensation element relative to market practices (base salary, performance-based annual incentives and annual equity grants), while allowing the Human Capital Committee flexibility to make final decisions based on management recommendations (other than decisions for the CEO, which are made by the independent members of the Board), and other factors such as performance, experience, contribution to business success and retention needs.

Compensation Determination Process

Role of the Human Capital Committee

The Human Capital Committee oversees, reviews and approves the compensation and benefit policies, plans and programs for the entire Company, including our NEOs. The Human Capital Committee develops goals and objectives for the CEO and reviews his performance relative to his established goals and objectives. The Human Capital Committee recommended Mr. Blonigan’s separation agreement and release to the Board for approval. The Human Capital Committee also recommended the principal elements of Mr. Hunton’s new hire compensation package as CEO to the Board for approval. The Human Capital Committee reviewed with Mr. Hunton and, prior to his departure, with Mr. Blonigan and approved the principal elements of compensation for the NEOs (other than Mr. Hunton and Mr. Blonigan, respectively). The Human Capital Committee also reviewed with Mr. Hunton and approved merit increases, as well as discretionary bonuses and equity grants for non-NEO employees. The Human Capital Committee also annually reviews the compensation of the members of the Board and recommends any changes to the Board. Final approval of compensation for Mr. Blonigan, Mr. Hunton and the members of the Board was given by the independent members of the Board in executive session. The Human Capital Committee also reviews and approves executive succession planning, incentive compensation plans, and equity compensation plans.

Role of the CEO

During 2022, Mr. Hunton provided recommendations to the Human Capital Committee with respect to base salary amounts, target bonus percentages, goals and objectives, bonus payments, and stock-based awards for each NEO (other than himself). For Mr. Moniz, this compensation recommendation was based on market data reviewed by the Human Capital Committee and a review by Mr. Hunton of Mr. Moniz’s overall performance and contribution to the Company during the prior year. Mr. Hunton also recommended Mr. Dickinson’s new hire package to the Human Capital Committee. While the Human Capital Committee considered the recommendations of Mr. Hunton with respect to these elements of compensation, the Human Capital Committee independently evaluated the recommendations and made all final compensation decisions. Mr. Hunton did not make any recommendations as to his own compensation and such decisions were made solely by the independent members of the Board (without Mr. Hunton present), after recommendations were made to the Board by the Human Capital Committee.

Role of Our Independent Advisor

The Human Capital Committee retained Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) (otherwise known as Radford) to assist it in evaluating 2022 executive compensation programs and to provide advice and recommendations on the amount and form of executive compensation, and the allocation of compensation across the compensation components described below. The instructions provided to Radford included assessing target compensation levels for our executives relative to market practices and evaluating the overall design of our executive compensation program. At least once annually, at the Human Capital Committee’s request, Radford attends Human Capital Committee meetings. Radford reported directly to the Human Capital Committee and not to management. The Human Capital Committee assessed the independence of Radford pursuant to SEC rules and concluded that the work of Radford has not raised any conflict of interest.

Use of a Peer Group

Executive compensation data was drawn from the Radford Executive Benchmark Survey for companies in the semiconductor equipment, imaging, electronic equipment and instruments industries, focusing on companies that provide technology components of complex electronic or semiconductor device, that have 3-year average revenues generally between $50 million and $200 million and market capitalization between $50 million and $400 million and from publicly available proxy filings for the peer companies identified below (the “Peer Companies”). After the divestiture of our Photonics division at the end of fiscal 2021 the peer group was updated to adjust the revenue range (from companies with average 3-year revenues under $300 million) and the market capitalization range (from companies with market capitalization under $500 million) to the revenue and market capitalization ranges noted above. In the case of the data from the proxy filings of the Peer Companies, only data for the CEO and CFO positions was obtained, as these are the only two positions reported with sufficient frequency among the Peer Companies to draw meaningful conclusions on competitive pay. The market compensation levels for comparable positions were examined by Radford and the Human Capital Committee as part of the process to determine overall program design, base salary, target incentives and annual stock-based awards, including the total equity pool for allocation to all employees.

The Peer Companies we used to evaluate market compensation positioning for executives in making 2022 compensation decisions were selected in February 2022 based on the selection criteria discussed above, which the Human Capital Committee deemed relevant at that time, and resulted in the removal of eight companies (Clearfield, Inc., DSP Group Inc., Impinj, Inc., Iteris, Inc., Luna Innovations, NeoPhotonics Corporation, PCTEL, Inc., and PDF Solutions, Inc.) and five additions. As a result, the 2022 Peer Companies include the following companies:

AmtechSystems, Inc. *	• AstroNova, Inc. *

AXTInc. *	• CVD Equipment Corporation

CyberOpticsCorporation *	• eMagin

EMCORECorporation *	• GSI Technology, Inc.

ImmersionCorporation	• In TEST Corporation *

KopinCorporation *	• Park Aerospace Corp. *

PixelworksInc.*	• Sono-Tek

*	Included in the 2021 peer group

At the time these peers were chosen, Intevac was at the 25th percentile of market capitalization of the peer group, while at the 50th percentile with regards to revenues and the lowest percentile with regards to year-over-year revenue growth.

In late 2021, the base salary, total target cash compensation (base salary plus performance-based annual cash bonus) and total target compensation (including stock-based awards) for each of Intevac’s five most senior executives, including Mr. Blonigan and Mr. Moniz, were compared to market pay levels for executives with similar levels of responsibility. In April 2022, the data review was updated for stock-based awards for our NEOs.

In setting compensation for our executive officers, including our NEOs, the Human Capital Committee uses competitive compensation data from an annual total compensation study of selected peer companies and other relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Human Capital Committee uses multiple reference points when establishing targeted compensation levels. The Human Capital Committee applies judgment and discretion in establishing targeted pay levels, considering not only competitive market data, but also factors such as company, business unit and individual performance, scope of responsibility, critical needs and skill sets, experience, leadership potential and succession planning.

For 2022, the Human Capital Committee concluded that Intevac’s executive compensation:

•	Was appropriate considering the available competitive data, the Company’s strong financial performance, and the Company’s need to retain key employees; and

•	Continued to provide strong incentives to management to optimize Intevac’s financial performance in each year and over time.

The Human Capital Committee believes that the Company’s program to compensate NEOs and other employees is consistent with the intent and design of the Company’s variable pay programs, which link actual pay directly to improved operating results, and result in reduced compensation in years in which financial results do not meet expectations.

Elements of Executive Compensation

The primary components of executive compensation are:

•	Base salary;

•	Performance-based annual cash bonus; and

•	Annual grants of long-term, equity-based incentives, which in 2022, consisted of time-based RSUs and PRSUs.

We allocate total potential and target compensation among these components based on the goals of our compensation program, including the need to offer competitive compensation and our focus on paying for performance. We also provide our executives the same benefits and perquisites that we offer our other U.S. employees. These standard employee benefits include participation in our 401(k) plan and employee stock purchase plan, and health and welfare and life insurance benefits, each with the same terms and conditions available to employees.

Base Salary

We provide our NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. The purpose of base salary is to reward effective fulfillment of the assigned job responsibilities, and to reflect the position’s relative value to the Company and competitiveness of the executive job market.

The Human Capital Committee approves any changes to base salaries on an annual basis. To determine any annual changes to base salary; the committee utilizes the competitive market data provided by our independent compensation consultant in addition to an assessment of each executive’s responsibilities and performance against goals and objectives. These factors are evaluated at the Human Capital Committee’s discretion.

2022 Base Salaries

2022 base salaries for the NEOs were approved by the Human Capital Committee (with the exception of Mr. Hunton and Mr. Blonigan, whose base salaries were approved by the independent members of the Board, upon recommendation of the Human Capital Committee).

The annual base salaries for the NEOs in 2021 and 2022, were as follows:

Executive	2021	2022	Approximate Percentage Increase
Nigel Hunton (1)	$—	$550,000	N/A
James Moniz	$360,000	$360,000	—
John Dickinson (2)	$—	$330,000	N/A
Wendell Blonigan (3)	$590,000	$590,000	—

(1)	Mr. Hunton joined Intevac on January 19, 2022.

(2)	Mr. Dickinson joined Intevac on August 29, 2022.

(3)	Mr. Blonigan retired from Intevac on January 18, 2022.

Performance-based Annual Incentives

We provide the opportunity to earn performance-based annual bonuses to our NEOs and other management employees under our annual incentive plan (“AIP”). The objective of the AIP is to align our executive compensation with actual short-term business performance and with our strategic business objectives. Due to budgetary constraints and a forecasted loss for fiscal 2022, the Human Capital Committee suspended the AIP for 2022 other than for Mr. Hunton and Mr. Dickinson. For Mr. Hunton and Mr. Dickinson, a minimum 2022 AIP payout was guaranteed in their employment agreements, in order to attract them to Intevac. Mr. Hunton’s minimum bonus guarantee was made in order to make his first-year cash compensation competitive with his earnings history and his then-current alternative offers of employment. Mr. Dickinson’s minimum bonus guarantee represents the amount Mr. Dickinson forfeited upon leaving his former employer.

The AIP consists of two performance measures, each weighted equally:

•	Corporate Financial Performance, which is based on Intevac’s financial performance (profitability); and

•	Individual Performance, which is based on each NEO’s performance against goals and objectives set at the beginning of the year.

Having an incentive program which is based half on individual performance is important in order to provide our NEOs with incentives to achieve goals and objectives which are specific to their individual functional areas and to maximize the Company’s value, as well as for retention considerations, while having half based on Company profitability focuses the NEOs on the common goal of continuing to drive overall Company performance.

Target Bonus Opportunities

Each participating NEO is assigned an annual incentive opportunity, computed by multiplying each executive’s base salary times his or her Target Bonus Percentage. The Human Capital Committee suspended the AIP for 2022. Mr. Hunton was guaranteed a minimum bonus of $275,000 for 2022 in his employment agreement. Mr. Hunton’s bonus guarantee was made in order to make his first-year cash compensation competitive with his earning’s history and his then-current alternative offers of employment. The total bonus opportunity for Mr. Hunton, in accordance with his employment agreement for 2022, was 200% of the executive’s target bonus for the year. Mr. Dickinson was guaranteed a minimum bonus of $100,000 for 2022 in his offer letter which represents the amount Mr. Dickinson forfeited upon leaving his former employer.

Target Bonus Percentages are determined based on competitive market data, internal equity considerations, and the degree of difficulty associated with achieving performance levels. Each factor is evaluated by the Human Capital Committee based on data and input provided by management as well as our independent compensation consultant. Typically, the pay philosophy is to target annual cash compensation with reference to the 50th percentile of the peer group, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives the Human Capital Committee has determined to reward.

For 2022, Mr. Hunton and Mr. Dickinson’s Target Bonus Percentages were established at their time of hire. Mr. Moniz’s Target Bonus Percentage was not increased from the prior year opportunity (as a percentage of base salary):

Executive	Target AIP (as % of base salary)	Target AIP ($)
Nigel Hunton	100%	$550,000
James Moniz	65%	$234,000
John Dickinson	60%	$195,000

Corporate Financial Performance Goals

As 2022 financial results were projected to be a loss at the beginning of the period, the 2022 Corporate Financial Performance Bonus was not funded and a bonus pool was not established for the 2022 Corporate Financial Performance Bonus.

Individual Performance Goals

Mr. Hunton received a comprehensive set of individual performance goals for 2022. These goals were established at the beginning of the fiscal year and approved by the Human Capital Committee. Mr. Moniz did not receive a set of individual performance goals for 2022 prior to the suspension of the AIP and his goals were not scored. No individual performance goals for 2022 were established for Mr. Blonigan prior to his departure from the Company. Mr. Hunton was guaranteed a minimum bonus of $275,000 for 2022 in his employment agreement. Mr. Dickinson following his hire received a comprehensive set of individual performance goals for 2022. Mr. Dickinson was guaranteed a minimum bonus of $100,000 for 2022 in his offer letter. The guaranteed bonus payments are considered one-time events in the year of hire and future AIP payouts will be subject to the mechanics of the performance plan. The individual performance goals are considered aggressive and deemed difficult to achieve.

The following tables show 2022 individual performance goals and their relative weightings for Mr. Hunton and Mr. Dickinson:

Nigel Hunton, CEO

Fiscal 2022 Goals	Weighting	Achieved
• Achieve objectives related to the Strategic Plan o Exit non-core development projects o Monetize non-core technology o Achieve goals related to TRIO product o Develop strategic partnerships in the glass sector o Achieve objectives related to obtaining an evaluation unit order for a TRIO product	60%	200%

• Achieve objectives related to Investor relations	10%	200%

• Achieve objectives related to TRIO product design o Provide samples to prospective customers/partners o Obtain patent protection	10%	200%

• Achieve objectives related to the HDD business o Retain market share o Achieve customer related objectives	10%	200%

• Achieve objectives related to staffing o Retain key talent o Hire a Vice President of Business Development	10%	200%

	Final Score	200%

John Dickinson, Vice President of Operations

Fiscal 2022 Goals	Weighting	Achieved
• Evaluate the global operations organization and identify key gaps	25%	100%

• Evaluate the new TRIO product for manufacturability	25%	100%

• Develop a succession plan for USA Operations Manager	25%	100%

• Coordinate the build strategy of the first TRIO production tool	25%	100%

	Final Score	100%

2022 Performance Against Individual Goals

In order to determine the payout associated with the Individual Performance measures, the Human Capital Committee analyzed Mr. Hunton’s and Mr. Dickinson’s performance versus their individual goals. The specific performance versus objectives for each of the goals are not disclosed as the disclosure of these goals would potentially reveal confidential information regarding our business strategy and operations, which could result in substantial competitive harm.

Mr. Dickinson’s performance against each of the 2022 goals was evaluated at the end of the year by the CEO. The performance and evaluation were then reviewed and approved by the Human Capital Committee. The Human Capital Committee evaluated the CEO’s performance which was then reviewed and approved by the independent members of the Board.

2022 earned incentives were as follows:

	Opportunity		Actual
Executive	Target AIP (as % of base salary)	Target AIP ($)	2022 Earned Award	As a % of Target
Nigel Hunton (1)	100%	$550,000	$687,500	125%
John Dickinson (2)	60%	$195,000	$100,000	51%
James Moniz (3)	65%	$234,000	$—	—

(1)

Mr. Hunton was guaranteed a minimum bonus of $275,000 for 2022 in his employment agreement of which $137,500 was allocated to the Corporate Financial Performance bonus and $137,500 was allocated to his Individual Performance Bonus. Mr. Hunton scored 200% on his individual performance goals.

	Guaranteed Minimum Bonus	Target	Score	Bonus Paid
Corporate Financial Performance	$137,500	$275,000	0%	$137,500
Individual Performance	$137,500	$275,000	200%	$550,000
	$275,000	$550,000		$687,500

(2)

Mr. Dickinson was guaranteed a minimum bonus of $100,000 for 2022 in his offer letter of which $50,000 was allocated to the Corporate Financial Performance bonus and $50,000 was allocated to his Individual Performance Bonus. Mr. Dickinson scored 100% on his individual performance goals.

	Guaranteed Minimum Bonus	Target	Score	Pro-Rated (4 of 12 months)	Bonus Paid
Corporate Financial Performance	$50,000	$97,500	0%	0	$50,000
Individual Performance	$50,000	$97,500	100%	$32,500	$50,000
	$100,000	$195,000		$32,500	$100,000

(3)	As the AIP was suspended for 2022, Mr. Moniz did not receive a bonus payment.

Long-Term Incentives

We grant equity-based compensation to our NEOs to align their interests with the long-term interests of our stockholders and to provide our executives with incentives to manage Intevac from the perspective of an owner with an equity stake in the business.

In 2022, we utilized two incentive vehicles:

•	Time-based RSUs and

•	Performance-based RSUs (PRSUs)

For 2022 annual grants, the Company granted time-based RSUs to all equity plan participants. For 6 executives including our NEOs the Company granted a combination of RSUs and PRSUs. The Human Capital Committee believes that including PRSU awards in the total direct compensation opportunities of those executives whose individual performances and decisions have a direct impact on our Company’s performance helps to strengthen our overall pay-for-performance alignment by ensuring that a substantial portion of their compensation is aligned with the creation of value for our stockholders. For 2022 annual grants, the number of time-based RSUs and PRSUs were determined with reference to market data, including the median of our peer group and, with respect to Mr. Hunton and Mr. Dickinson, were also impacted by negotiations in connection with their hiring, in order to incentivize them to accept employment with Intevac.

The Human Capital Committee believes that the time-based RSU awards provide a valuable retention component to our annual compensation program. Further, RSUs are potentially less dilutive to the Company’s earnings per share than options. The 2022 annual RSU grants vest in three equal annual installments. Mr. Hunton and Mr. Moniz also received one-time special RSUs grants that vested after approximately one year.

Individual Grant Determinations

Annually, the Human Capital Committee approves the annual stock-based awards to be granted to all grant recipients taking into consideration the total dilutive impact of all shares to be granted, the burn rate (the total number of shares to be granted as a percentage of shares outstanding), and projected compensation expense related to employee stock-based awards. The Human Capital Committee determines the level of annual equity grants to be based on a target dollar value for the long-term incentive award, rather than as a fixed number of shares, which the Human Capital Committee believes better aligns with market expectations and peer practices. Each year, the Human Capital Committee sets guidelines for the size and mix of each grant to each NEO and other exempt employees. Actual stock-based award grants to the NEOs are generally made within the ranges set forth in these guidelines, based on the factors discussed below. For the NEOs, the guidelines reflect each NEO’s position within the Company and are set at a level that the Human Capital Committee considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value, and appropriate to meet our retention goals. In determining the appropriate grant levels, the Human Capital Committee reviews competitive market practices, taking into consideration both the potential value to individual participants compared to executives at other companies with similar responsibilities. The Human Capital Committee also evaluated the mix of equity awards to be granted.

The number of time-based RSUs and PRSUs granted to the NEOs in 2022 is shown in the table below.

		Number of PRSUs
NEO	Number of RSUs (#)	Target (#)	Maximum Performance (200%) (#)
Nigel Hunton	266,500	333,500	667,000
James Moniz	68,800	93,000	186,000
John Dickinson	50,000	41,300	82,600
Wendell Blonigan	—	—	—

Mr. Hunton’s and Mr. Dickinson’s 2022 RSU and PRSU awards are new-hire awards and were negotiated and agreed to in connection with their employment agreements, and were subsequently granted, as a material inducement to them accepting employment with the Company. Mr. Hunton received a long term incentive award of 166,500 time-based RSUs and 333,500 PRSUs at target, The Human Capital Committee believes that a mix of time-vesting RSUs and PSUs (33% time-vested RSUs and 67% PRSUs) with challenging multi-year performance objectives represents a competitive approach that reinforces a strong pay-for-performance culture and aligns the interests of our newly appointed CEO with the interests of our stockholders. This structure reinforces a long-term pay-for-performance philosophy for our CEO, and supports alignment with the incentives of our other NEOs. Mr. Hunton also received a one-time special award of 100,000 time-based RSUs that vested on January 19, 2023, the first anniversary of Mr. Hunton’s hire date.

Mr. Moniz’s renewal grant of 43,800 RSUs and 93,000 PRSUs (186,000 shares at maximum performance) was proposed by Mr. Hunton and reviewed and approved at a Human Capital Committee meeting. The renewal grant is set at the 50th percentile times two to mimic a new hire award in light of Company’s reset to re-establish momentum and focus on the future growth trajectory and financial potential under its new leadership. The mix is aligned with the CEO’s grant per the new hire award (32% time-vested RSUs and 68% PRSUs.) The Board also granted a one-time special retention award of 25,000 time-based RSUs to Mr. Moniz in light of the change in leadership, which vested on February 15, 2023. In determining the number of time-based RSUs and PRSUs to grant to Mr. Moniz, the Human Capital Committee and the Board took into account factors such as his recent performance, level of responsibility, job assignment, the competitive climate, internal equity considerations, market data, and retention considerations. Each of these factors was considered by the Human Capital Committee, in its judgment, and no formal weighting of these factors was used.

The grant date fair value of time-based RSUs and PRSUs granted to the NEOs in 2022 is shown in the table below.

NEO	RSU ($)	PRSU ($)	Total ($)
Nigel Hunton	1,348,390	2,448,557	3,797,047
James Moniz	364,446	682,806	1,047,252
John Dickinson	241,000	261,925	502,925
Wendell Blonigan	—	—	—

2022 PRSUs

In 2022, a portion of the annual renewal grants to our NEOs were performance-based restricted stock units (PRSUs). The PRSU Awards are eligible to be earned based on achievement of certain stock prices based on the average closing price of the Company’s stock over a 30-day period (the “Company Stock Price Hurdle”) during a performance period commencing on the grant date (May 18, 2022 for Messrs. Hunton and Moniz and September 15, 2022 for Mr. Dickinson) and ending on May 31, 2025 (ending earlier upon a change in control, as defined under the equity plan under which the award was granted) (the

“Performance Period”). The PRSU Awards will vest, if at all, in five possible tranches. Each of the five tranches will vest only if the applicable Company Stock Price Hurdle is achieved within the Performance Period, and each tranche may only be achieved once during the Performance Period. If a Company Stock Price Hurdle is not achieved within the Performance Period, the corresponding PRSUs will not vest, and all unvested PRSUs at the end of the Performance Period will immediately be forfeited. The actual number of shares that may vest under each PRSU grant can range from zero to 200% of the number of shares eligible to vest at target performance levels.

Name	PRSU Awards (at target performance)	PRSU Awards (at maximum performance)
Nigel Hunton	333,500	667,000
James Moniz	93,000	186,000
John Dickinson	41,300	82,600

Mr. Hunton’s and Mr. Dickinson’s PRSU Awards were negotiated and agreed to in connection with their employment agreements, and were subsequently granted, as a material inducement to them accepting employment with the Company. Their PRSU Awards are subject to the terms and conditions of the Inducement Plan and form of PRSU Award agreement thereunder. Mr. Moniz’s PRSU Award is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) and form of PRSU Award agreement thereunder.

Tranche	Company Stock Price Hurdle	Required Share Price Improvement (as Measured from the May 18, 2022 Closing Price of $5.17 for Messrs. Hunton and Moniz / the September 15, 2022 Closing Price of $4.82 for Mr. Dickinson)	Number of PRSU Awards Eligible to Vest – N. Hunton	Number of PRSU Awards Eligible to Vest – J. Moniz	Number of PRSU Awards Eligible to Vest – J. Dickinson	Percentage of Target PRSU Awards Eligible to Vest
0	Below $6.00		0	0	0	0%
1	$6.00 (goal achieved on December 28, 2022)	16.0% / 24.5%	66,700	18,600	8,260	20%
2	$7.00 (goal achieved on February 23, 2023)	35.4% / 45.2%	100,050	27,900	12,390	30%
3	$8.00	54.7% / 66.0%	166,750	46,500	20,650	50%
4	$9.00	74.1% / 86.7%	166,750	46,500	20,650	50%
5	$10.00 or greater	93.4% / 107.5%	166,750	46,500	20,650	50%

The amount of PRSUs eligible to vest will not be determined through linear interpolation between tranches, except in connection with a change in control (as defined in the Inducement Plan or 2020 Plan, as applicable) where the consideration received for a share by the Company’s stockholders is greater than $8.00 but below $10.00. In the event of a change in control, the achievement of the Company Stock Price Hurdle will no longer be measured against the 30-day average described above and instead will be based on the consideration received for a share by the Company’s stockholders in connection with the change in control, and the number of PRSUs that will be eligible to vest will be based on such achievement, using linear interpolation between levels or, if greater, 50% of the PRSU Awards (at maximum performance). The first tranche of the awards vested on December 28, 2022, which was the first date in the performance period on which the average closing share price of Intevac stock for thirty consecutive trading days equaled or exceeded $6.00. The second tranche of the awards vested on February 23, 2023, which was the first date in the performance period on which the average closing share price of Intevac stock for thirty consecutive trading days equaled or exceeded $7.00.

2021 PRSUs

In 2021, the NEOs were granted PRSUs, with a two-year performance period beginning in May 2021. The number of PRSUs that will vest is determined by our common stock achieving a certain Total Shareholder Return (“TSR”) for the Company, relative to the TSR of the specified peer group over a measurement period of two years from the time of grant. The peer group is comprised of the “Peer Companies” listed in the Company’s “Compensation Discussion and Analysis” section in our 2020 proxy statement. At the end of the performance measurement period, the Human Capital Committee will determine the achievement against the performance objectives. Depending on the Company’s TSR relative to the peer group TSR, the actual number of shares that may vest under each PRSU grant can range from zero to 200% of the target number of shares subject to the grant. These awards are intended to align executive pay with long-term shareholder value creation and relative TSR performance. Relative TSR PRSUs generally vest at the end of the performance period, contingent on the NEO still being in service to Intevac through the end of the performance period, and, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination of Employment or Change in Control”.

The actual number of PRSUs that will be Achieved PRSUs will be determined as follows:

Company’s Position in the TSR Ranking Group (the “Company’s Relative TSR Performance”)	Percentage of Target Number of RSUs that Become Achieved RSUs
75th percentile or above	200%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

2020 PRSUs

In 2020, the NEOs were granted PRSUs, issued collectively in four separate tranches with individual one-year performance periods beginning in May 2020, 2021, 2022 and 2023, respectively. Vesting of the PRSUs is based on the performance of our common stock relative to the performance of a peer group. The peer group is comprised of the “Peer Companies” listed in the Company’s “Compensation Discussion and Analysis” section in the 2020 proxy statement. At the end of each performance period, the Human Capital Committee will determine the achievement against the performance objectives.

On each performance assessment date, Intevac’s stock price growth for the applicable performance period will be compared against the peer group stock price growth for the applicable performance period (each expressed as a growth rate percentage) to result in a growth rate (the “Growth Rate Delta”) for the performance period equal to Intevac’s stock price growth minus the peer group stock price growth, both for the applicable performance period. A new Growth Rate Delta will be calculated for each performance period on the related performance assessment date. Any earned PRSU awards will vest 100% after the end of the applicable performance period. On each performance assessment date, 25% of the total number of PRSUs originally subject to the award (and no more) will vest upon achievement of a Growth Rate Delta greater than or equal to zero. If, on a performance assessment date, the Growth Rate Delta is less than 0%, no portion of the PRSUs will vest on such performance assessment date and 25% of the total number of PRSUs originally subject to the award will immediately terminate. In addition, in order to vest, the participant must remain in service to Intevac through the end of the applicable performance period.

When the second performance measurement period ended in May 2022 the Growth Rate Delta was greater than 0% and the metric was achieved and 100% of the PRSUs in the second tranche of the award vested. Mr. Moniz the remaining NEO participant in the 2020 PRSUs received 2,958 shares upon the vesting of the second tranche of the award.

Intevac’s TSR	-18%
Average Peer TSR (Excluding highest and lowest TSR)	-23%
Growth Rate Delta	5%
Payout	100%

When the first performance measurement period ended in May 2021 the Growth Rate Delta is less than 0% and the metric was not achieved and no portion of the PRSUs in the first tranche of the award vested.

Although these awards were not granted in 2022, until their expiration, the unvested portion of each PRSU continued to provide performance incentives due to the remaining challenging price hurdle, and retention benefits due to the continued service requirement.

Additional Policies and Practices

Ownership Guidelines

We do not currently have a stock ownership policy for our executive officers. However, all of our NEOs own shares of the Company’s common stock or vested, but unexercised, equity awards. Mr. Hunton as a member of the Company’s Board is subject to the director stock ownership guidelines of the Company. Mr. Blonigan who was formerly a member of the Company’s Board was subject to the director stock ownership guidelines of the Company.

Anti-Hedging Policies

The Company has an insider trading policy which, among other things, prohibits insiders from short sales of Intevac common stock.

Compensation Recovery Policy

Under the AIP, if it is determined after a bonus is paid under the plan that the individual and corporate performance upon which the bonus award was based was fraudulently represented, the Company has the right to require the return of the bonus. The Company’s current equity incentive plans also provide that awards granted under those plans will be subject to any Intevac clawback policy that is established to comply with applicable laws, and that the administrator of the plans may require a participant to forfeit, return or reimburse all or a portion of an award granted under the plan (and related amounts paid) under any such policy or as appropriate to comply with applicable laws. Outside of these provisions, at this time, we have not implemented fraudulent misrepresentation policies or a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. However, the Company will be implementing a clawback policy in accordance with SEC and Nasdaq requirements no later than by the date required by such rules.

Severance and Change in Control Arrangements

On January 19, 2022, Nigel Hunton joined the Company as its new President and Chief Executive Officer. In connection with the negotiation of his employment, and in order to incentivize him to join the Company, the Company and Mr. Hunton entered into an employment agreement. Among other provisions, this employment agreements provides Mr. Hunton with certain severance benefits in connection with certain qualifying terminations of his employment, contingent upon Mr. Hunton signing and not revoking a release of claims in favor of the Company, and his continued compliance with the terms of his confidentiality agreement entered into with the Company. These severance benefits are described under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 51.

The Company has a change in control employment agreement with Mr. Moniz. Benefits under the change in control employment agreements are described under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 59. This agreement was entered into with Mr. Moniz in connection with the negotiation of his employment agreement in order to attract the executive to the Company.

The Company had a severance agreement with Mr. Blonigan, as well as an offer letter with Mr. Blonigan that provided for certain acceleration of vesting of his equity awards in connection with a change in control of the Company. In connection with his retirement from Intevac, Mr. Blonigan entered into a separation agreement and release with the Company. Benefits under these agreements are described under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 59.

Impact of Accounting and Tax Treatment

The Human Capital Committee considers the deductibility of executive compensation under Section 162(m) of the Code in designing, establishing and implementing our executive compensation policies and practices. Section 162(m) generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain of our named executive officers. Under tax laws in effect prior to January 1, 2018, compensation treated as “performance-based compensation” within the meaning of Section 162(m) of the Code was not counted towards the $1 million limit. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Act, including the uncertain scope of the transition relief adopted in connection with repealing Section 162(m)’s performance-based compensation exception, no assurance can be given that previously granted compensation intended to satisfy the requirements for performance-based compensation will in fact qualify for such exception. The Human Capital Committee may administer any awards granted prior to November 2, 2017 which qualify as performance-based compensation under Section 162(m), as amended by the Tax Act, in accordance with the transition rules applicable to binding contracts in effect on November 2, 2017 and will have the sole discretion to revise compensation arrangements to conform with the Tax Act and our Human Capital Committee’s administrative practices.

The Human Capital Committee balanced the desirability of having compensation qualify for deductibility with our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. As a result, the Human Capital Committee has not adopted a policy that all compensation must be deductible.

In addition to considering the tax consequences, the Human Capital Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

2022 Summary Compensation Table

The following table presents information concerning the total compensation of Intevac’s named executive officers (the “NEOs”), which consist of (i) Intevac’s President and CEO, who was the Company’s principal executive officer (“PEO”) from his start date (January 19, 2022) to the fiscal year ended December 31, 2022, (ii) Messrs. Moniz and Dickinson, the two most highly compensated executive officers other than the PEO, who were serving as executive officers at the end of the last fiscal year, and (iii) Mr. Blonigan, Intevac’s former President and CEO, who was no longer serving as an executive officer at the end of the fiscal year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Nigel Hunton, (4)	2022	514,033	3,797,047	687,500	22,000	5,020,580
President and CEO	2021	—	—	—	—	—

James Moniz,	2022	360,006	1,047,252	—	2,000	1,409,258
EVP and CFO	2021	357,697	259,818	87,750	2,000	707,265

John Dickinson, (5)	2022	106,250	502,925	100,000	1,562	710,737
VP of Operations	2021	—	—	—	—	—

Wendell Blonigan, (6)	2022	38,578	—	—	678,045	716,623
Former President and CEO	2021	585,394	941,346	125,375	2,000	1,654,115

(1)

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of time-based RSUs and PRSUs granted in fiscal 2022 and fiscal 2021 for all NEOs as determined pursuant to ASC 718. The material assumptions used to calculate the value of stock awards in fiscal 2022 and fiscal 2021 are set forth under Note 4 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2022 filed with the SEC on February 16, 2023. With respect to the 2022 PRSUs and the 2021 TSR PRSUs, the fair value of the awards are determined based on a Monte Carlo simulation, using the material valuation assumptions set forth under Note 4 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2022 filed with the SEC on February 16 2023.

(2)	The amounts shown in this column represent the value of cash bonuses earned during the year indicated and paid in the first quarter of the subsequent year.

(3)	Amounts in 2022 and 2021 include matching contributions we made under our tax-qualified 401(k) plan, which provides for broad-based employee participation.

(4)	Mr. Hunton joined the Company on January 19, 2022. Mr. Hunton received $20,000 in relocation benefits.

(5)	Mr. Dickinson joined the Company on August 29, 2022.

(6)

Mr. Blonigan retired from Intevac on January 18, 2022 and was paid out his accrued vacation of $64,045. Mr. Blonigan has been paid (i) a severance benefit equal to $590,000 or 12 months base salary, paid in equal installments on the Company’s normal payroll schedule over a 12-month period, and (ii) payments to defray health care costs of $2,000 per month for 12 months.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table shows all outstanding option and stock awards held by each of the NEOs at the end of fiscal 2022.

	Option Awards (1), (2)					Stock Awards (1), (3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(4)
Nigel Hunton	—	—		—	—	100,000	(5)	647,000	—		—
	—	—		—	—	166,500	(6)	1,077,255	600,300	(7)	3,883,941
James Moniz	28,000	—		12.75	05/18/2024	5,000	(9)	32,350	—		—
	30,000	—		4.70	05/17/2025	17,750	(10)	114,843	—		—
	30,000	10,000	(8)	5.68	05/16/2026	23,478	(11)	151,903	5,916	(12)	38,277
	—	—		—	—	25,000	(13)	161,750	10,434	(14)	67,508
	—	—		—	—	43,800	(15)	283,386	167,400	(16)	1,083,078
John Dickinson	—	—		—	—	50,000	(17)	323,500	74,340	(18)	480,980

(1)	Reflects options, RSUs and PRSUs granted under the 2012 Plan, the 2020 Plan and the Inducement Plan.

(2)

Unless otherwise specified, stock options become vested and exercisable over a four-year period, 25% per year on each anniversary of the grant date, subject to the NEO’s continued service through each applicable vesting date.

(3)

Unless otherwise specified, time-based RSUs vest over a three-year period, 33% per year on each anniversary of the applicable vesting commencement date, subject to the NEO’s continued service through each applicable vesting date. The vesting commencement date is the first February 15, May 15, August 15 or November 15 on or after the grant date.

(4)	Reflects the fair value of outstanding stock awards as of December 31, 2022 at the market closing price of IVAC’s common stock of $6.47 per share.

(5)	100,000 shares vested on January 19, 2023.

(6)	55,500 shares vested on January 19, 2023. Assuming continued employment with Intevac, 55,500 shares will vest on January 19 of each of 2024 and 2025.

(7)

100,050 shares vested on February 23, 2023, when the average market closing price of IVAC’s common stock was $7.00 for thirty consecutive trading days. Assuming continued employment with Intevac, 166,750 shares vest when the average market closing price of IVAC’s common stock is $8.00 or higher for thirty consecutive trading days, 166,750 shares vest when the average market closing price of IVAC’s common stock is $9.00 or higher for thirty consecutive trading days, and 166,750 shares vest when the average market closing price of IVAC’s common stock is $10.00 or higher for thirty consecutive trading days.

(8)	Assuming continued employment with Intevac, 10,000 shares will become exercisable on May 16, 2023.

(9)	Assuming continued employment with Intevac, 5,000 shares will vest on May 15, 2023.

(10)	Assuming continued employment with Intevac, 8,875 shares will vest on May 15 of each of 2023 and 2024.

(11)	Assuming continued employment with Intevac, 7,826 shares will vest on May 15 of each of 2023, 2024 and 2025.

(12)

Assuming continued employment with Intevac, 2,958 shares will vest in May 2023 if the 2022 performance goal is achieved, and 2,958 shares will vest in May 2024 if the 2023 performance goal is achieved.

(13)	25,000 shares vested on February 15, 2023.

(14)

Assuming continued employment with Intevac, 10,434 shares are scheduled to vest in May 2023 if the 2-year TSR performance goal is achieved. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 200% of the target amount, depending on achievement of specified TSR performance goals.

(15)	Assuming continued employment with Intevac, 14,600 shares will vest on May 15 of each of 2023, 2024 and 2025.

(16)

27,900 shares vested on February 23, 2023, when the average market closing price of IVAC’s common stock was $7.00 for thirty consecutive trading days. Assuming continued employment with Intevac, 46,500 shares vest when the average market closing price of IVAC’s common stock is $8.00 or higher for thirty consecutive trading days, 46,500 shares vest when the average market closing price of IVAC’s common stock is $9.00 or higher for thirty consecutive trading days, and 46,500 shares vest when the average market closing price of IVAC’s common stock is $10.00 or higher for thirty consecutive trading days.

(17)	Assuming continued employment with Intevac, 16,667 shares will vest on August 15 of each of 2023, 2024 and 2025.

(18)

12,390 shares vested on February 23, 2023, when the average market closing price of IVAC’s common stock was $7.00 for thirty consecutive trading days. Assuming continued employment with Intevac, 20,650 shares vest when the average market closing price of IVAC’s common stock is $8.00 or higher for thirty consecutive trading days, 20,650 shares vest when the average IVAC stock market closing price is $9.00 or higher for thirty consecutive trading days, and 20,650 shares vest when the average market closing price of IVAC’s common stock is $10.00 or higher for thirty consecutive trading days.

Executive Employment Agreements and Arrangements

Nigel Hunton

We entered into an at-will employment agreement with Mr. Hunton on January 19, 2022 (the “Hunton Employment Agreement”), and he started employment as Intevac’s CEO on that same date. The Hunton Employment Agreement set his 2022 base salary at $550,000. It also provides for eligibility for an annual bonus targeted at 100% of his then-current base salary, and, for 2022 only, a maximum bonus opportunity of 200% of his then-current base salary and a minimum bonus of $275,000. Pursuant to the Hunton Employment Agreement, the Company assisted Mr. Hunton with certain reasonable and customary relocation expenses, not to exceed $20,000. In addition, the Hunton Employment Agreement provided, as a material inducement to Mr. Hunton accepting employment with Intevac, it would be recommended that Mr. Hunton be granted certain RSUs subject to time-based vesting and performance-based RSUs, which grants were made to Mr. Hunton and are described in the footnotes to the table entitled “Outstanding Equity Awards at 2022 Fiscal Year-End” and in the section of this proxy entitled “Compensation Discussion and Analysis.” The Hunton Employment Agreement also provides that Mr. Hunton is eligible to receive equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in our employee benefit plans and programs on the same terms and conditions as other similarly-situated employees.

Pursuant to the terms of the Hunton Employment Agreement, Mr. Hunton was appointed to the Board and, at each annual meeting during his employment at which his term as a member of the Board has otherwise expired, he will be nominated by Intevac to serve on its Board, with his service as a Board member subject to any required stockholder approval. The Hunton Employment Agreement also provides for severance payments and benefits to Mr. Hunton if his employment with us ceases under certain circumstances. Please see “Potential Payments upon Termination of Employment or Change in Control” below for additional detail regarding these provisions.

John Dickinson

Mr. Dickinson’s 2022 offer letter provides for his at-will employment. He started employment as Intevac’s Vice President of Operations on August 29, 2022. Mr. Dickinson has a base salary of $325,000. Mr. Dickinson’s offer letter provides for eligibility for an annual bonus targeted at 60% of his then-current base salary, and, for 2022 only a minimum bonus of $100,000. In addition, the offer letter provided, as a material inducement to Mr. Dickinson accepting employment with Intevac, it would be recommended that Mr. Dickinson be granted certain RSUs subject to time-based vesting and performance-based RSUs, which grants were made to Mr. Dickinson and are described in the footnotes to the table entitled “Outstanding Equity Awards at 2022 Fiscal Year-End” and in the section of this proxy entitled “Compensation Discussion and Analysis.” The offer letter also provides that Mr. Dickinson is eligible to receive equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in our employee benefit plans and programs on the same terms and conditions as other similarly-situated employees.

James Moniz

Mr. Moniz’ 2014 offer letter provides for his at-will employment. For 2022, Mr. Moniz has a base salary of $360,000 and a target annual bonus of 65% of his base salary. However, our annual incentive plan for 2022 was suspended with respect to Mr. Moniz and therefore he did not receive an annual bonus for 2022.

Potential Payments upon Termination of Employment or Change in Control

Severance Agreements

The Company entered into the Hunton Employment Agreement with Mr. Hunton when he was hired in January 2022, which provides for severance payments and benefits to Mr. Hunton if his employment with us ceases under certain circumstances. If the Company terminates Mr. Hunton’s employment with the Company for any reason other than cause (as such term is defined in the Hunton Employment Agreement) (and not by reason of Mr. Hunton’s death or disability (as such term is defined in the Hunton Employment Agreement)) or if Mr. Hunton resigns from employment with the Company for good reason (as such term is defined in the Hunton Employment Agreement), Mr. Hunton will receive as severance from the

Company: (i) continuing payments of Mr. Hunton’s base salary in effect on the date of Mr. Hunton’s termination, payable in accordance with the Company’s standard payroll procedures for a period of twelve months; (ii) the immediate vesting of each of Mr. Hunton’s then-outstanding equity awards as to 50% of the unvested number of shares subject to each equity award (or, if such termination occurs within the twelve month period following a change in control (as defined in the 2020 Plan) (the “Change in Control Period”), the immediate vesting as of 100% of Mr. Hunton’s then-outstanding equity awards); provided, however, that any equity award that, at any time it was outstanding, was subject to performance-based vesting, will instead be treated as provided in the award agreement related to such equity award; (iii) payment or reimbursement for premiums for medical, vision and dental coverage under COBRA for Mr. Hunton and his eligible dependents for up to twelve months; (iv) a lump sum payment equal to a prorated portion of the average bonus paid to Mr. Hunton over the three most recently completed bonus periods or such lesser period of time that Mr. Hunton has been employed (or at target bonus if no bonus period has been completed), or, if the termination occurs within the Change in Control Period, payment of 100% of Mr. Hunton’s target bonus; and (v) if bonuses have not been paid for the calendar year preceding the year in which the termination occurs, a lump sum payment equal to the bonus that Mr. Hunton would have received had he remained employed through the bonus payment date based on actual performance (the payments in (iv) and (v), the “Bonus Payments”). Further, if Mr. Hunton’s termination is due to death or Disability, then Mr. Hunton will receive the Bonus Payments. The receipt of severance under the Hunton Employment Agreement is contingent upon Mr. Hunton signing and not revoking a release of claims in favor of the Company, and his continued compliance with the terms of his confidentiality agreement entered into with the Company.

The Company had entered into a severance agreement with Mr. Blonigan when he was hired in June 2013, which provided for severance payments and benefits to Mr. Blonigan if his employment with us had ceased under certain circumstances. Mr. Blonigan did not receive severance under this agreement, and instead received severance payments and benefits pursuant to the separation agreement described below. Mr. Blonigan’s 2013 employment agreement had provided for severance payments and benefits on the following terms: If the Company terminated Mr. Blonigan’s employment for a reason other than cause (as such term is defined in the severance agreement) that also was not due to his death or disability, or if Mr. Blonigan resigned for good reason (as such term is defined in the severance agreement), Mr. Blonigan would receive as severance from the Company: (i) continuing payments of his base salary in effect on the date of the his termination for twelve months from the date of such termination, plus (ii) continuing payments of $2,000 per month for twelve months from the date of such termination. Additionally, if Mr. Blonigan resigned from the Company for good reason, as a result of the change of control of the Company, he would receive his bonus amount for the fiscal year in which the change of control occurs, prorated based on time and performance. The receipt of severance under the agreement was contingent upon: (i) Mr. Blonigan signing and not revoking a release of claims in favor of the Company, and (ii) Mr. Blonigan’s continued compliance with the terms of his confidentiality agreement entered into with the Company.

On January 27, 2022, the Company entered into a Separation Agreement and Release (the “Separation Agreement”) with Mr. Blonigan. Under the terms of the Separation Agreement, Mr. Blonigan is entitled to receive: (i) a payment equal to $590,000, payable in equal installments in accordance with the Company’s standard payroll procedures for the twelve month period following the separation date; (ii) continuing payments intended to defray Mr. Blonigan’s health care costs of $2,000 per month for twelve months following the separation date; (iii) the payout of Mr. Blonigan’s 2021 bonus, in a lump sum payment equal to $125,375, which is equivalent to the amount Mr. Blonigan would have received had he remained an employee of the Company through the date such bonus payments were made; and (iv) accelerated vesting with respect to (a) 18,750 shares subject to a stock option granted to Mr. Blonigan in May 2018, and (b) 9,375 shares subject to a stock option granted to Mr. Blonigan in May 2019, which represents the number of shares that would have vested under each such option had Mr. Blonigan remain employed with the Company through May 31, 2022. As part of the Separation Agreement, and as a condition to receiving the foregoing benefits, the parties agreed to provisions relating to a release and waiver of claims, confidentiality, non-disparagement, tax consequences and post-separation support of certain Company efforts.

Change in Control Agreement

Pursuant to his hiring, the Company entered into a change in control agreement with Mr. Moniz in October 2014. As per the terms of the agreement, if within twelve months following a change of control (as such term is defined in the change in control agreement), the Company terminates Mr. Moniz’s employment for a reason other than cause (as such term is defined in the change in control agreement) or if Mr. Moniz resigns for good reason (as such term is defined in the change in control agreement) (each, a “qualifying termination”), Mr. Moniz will receive severance from the Company in the amount of twelve months of the executive’s base salary in effect on the date of the executive’s termination, payable at the Company’s discretion either in a lump sum or at equal intervals over a period of time not longer than twelve months. In addition, all stock options and restricted stock units held by Mr. Moniz shall have their vesting fully accelerated. The receipt of severance under the change in control agreement is contingent upon Mr. Moniz signing and not revoking a release of claims in favor of the Company.

Excise Tax

Under each of the Company’s employment, severance and change in control agreements in the event the severance payments and other benefits payable to an NEO constitute “parachute payments” under Section 280G of the U.S. Internal Revenue Code and would be subject to the applicable excise tax, then the executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by executive on an after-tax basis of the greatest amount of benefits.

Change in Control Acceleration

As described above, pursuant to the Hunton Employment Agreement, in the event of a qualifying termination within the Change in Control Period, then, subject to the execution and non-revocation of a release of claims in favor of the Company, Mr. Hunton’s then-outstanding Company equity awards will vest in full; provided, however, that any equity award that, at any time it was outstanding, was subject to performance-based vesting, will instead be treated as provided in the award agreement related to such equity award. The determination of the number of shares eligible to vest upon a change of control under the 2022 PRSUs is described under “2022 PRSUs” beginning on page 45.

As described above, pursuant to his change in control agreement, in the event of a qualifying termination within twelve months after a change of control (as defined Mr. Moniz’s change of control agreement), then, subject to the execution and non-revocation of a release of claims in favor of the Company, Mr. Moniz’s then-outstanding Company equity awards will vest in full, both with respect to time-based Company equity awards and Company equity awards with performance-based vesting. However, the 2022 PRSUs are not subject to this provision. Instead, the determination for the number of shares eligible to vest upon a change of control under the 2022 PRSUs is as described under “2022 PRSUs” beginning on page 45.

Estimated Payments Pursuant to Severance and Change in Control Agreements

The following table estimates potential payments upon termination as if Mr. Hunton and Mr. Moniz had terminated on December 31, 2022, in connection with a change in control or other termination covered by the severance and change in control agreements and potential payments relating to the changed vesting schedule of outstanding equity awards under our 2020 Equity Incentive Plan, 2022 Inducement Equity Incentive Plan and our 2012 Equity Incentive Plan in connection with a change in control. The table reflects termination scenarios covered by the various agreements and the benefits receivable thereunder, as well as under our equity plans. The closing market price per share of our common stock on December 31, 2022 was $6.47.

Name of Executive Officer	Termination Without Cause or Resignation for Good Reason ($)		Change in Control With Qualifying Termination ($)		Change in Control Without Termination ($)
Base Salary
Nigel Hunton	550,000		550,000		—
James Moniz	—		360,000		—
Annual Cash Incentive
Nigel Hunton	550,000	(1)	550,000	(1)	—
James Moniz	—		—		—
Health Coverage
Nigel Hunton	24,000		24,000		—
James Moniz	—		—		—
Acceleration Of Equity Awards
Nigel Hunton	—		1,724,255		1,724,255
James Moniz	—		850,017		—
Total
Nigel Hunton	1,124,000		2,848,255		1,724,255
James Moniz	—		1,210,017		—

(1)

The amount shown includes a bonus of $550,000, which is the amount Mr. Hunton would be eligible to receive if his employment with Intevac had been terminated without cause, he resigned from the Company for good reason or terminated due to his death or disability, and meets the other terms and conditions of his severance agreement. This bonus would be pro-rated based on the average bonus paid to Mr. Hunton over the three most recently completed bonus periods or such lesser period of time that Mr. Hunton has been employed (or at target bonus if no bonus period has been completed). For purposes of this table, we have calculated this amount based on his target bonus for the 2022 performance period.

Equity Incentive Plans

Under the 2020 Plan, the 2012 Plan and the Inducement Plan (which was adopted in January 2022) (together, the “Plans”), unless otherwise specified in an award agreement for a particular award, all unvested options, RSUs and other equity awards vest in full and, if applicable, become exercisable and performance-based awards would be deemed achieved at 100% of target upon a change in control (as defined in the applicable plan) of Intevac or a merger of Intevac with or into another corporation or entity, unless the option or award is assumed or substituted for by the acquiring entity, and to the extent exercisable, would terminate if not exercised within the applicable period.

The Board or its Human Capital Committee, as administrator of the Plans, has the authority to provide for the accelerated vesting of any or all outstanding equity awards under the Plans, including options held by our directors and executive officers, under such circumstances and at such times as the Human Capital Committee deems appropriate, including in the event of termination of the executive or a change in control of Intevac.

2022 Pay Versus Performance Table

Under rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as a smaller reporting company, we are required to calculate and disclose the correlation between executive pay and company performance for the years ended December 31, 2022 and 2021. The following table sets forth additional compensation information for our Principal Executive Officer (“PEO”), Mr. Hunton, our former Principal Executive Officer (“Former PEO”), Mr. Blonigan, and our other NEOs (“Non-PEO NEOs”), calculated in accordance with SEC regulations, for fiscal years 2022 and 2021.

Year	SCT Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	SCT Total for Former PEO ($) (3)	Compensation Actually Paid to Former PEO ($) (4)	Average SCT Total for Non-PEO NEOs (5)	Average Compensation Actually Paid to Non-PEO NEOs ($) (6)	Value of Initial $100 Investment based on TSR ($)	Net Income (Loss) ($)	Non-GAAP Net (Loss) ($) (7)
2022	5,020,580	6,338,773	716,623	(544,383)	1,055,998	1,530,760	90	(17,075,000)	(14,057,000)
2021	—	—	1,654,115	769,293	790,784	575,901	65	26,620,000	(21,738,000)

(1)

The dollar amounts reported are the amounts of total compensation reported for our CEO, Mr. Hunton, for fiscal year 2022 in the “Total” column of the Summary Compensation Table (“SCT”). Mr. Hunton joined Intevac in January 2022.

(2)

The dollar amounts reported represent the amount of “compensation actually paid” for our PEO for fiscal year 2022, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to the PEO during fiscal year 2022, but are dollar amounts derived from the starting point of the SCT total compensation under the methodology prescribed under SEC rules as shown in the adjustment table below.

(3)

The dollar amounts reported are the amounts of total compensation reported for our former CEO, Mr. Blonigan, for fiscal years 2022 and 2021 in the “Total” column of the SCT. Mr. Blonigan retired from Intevac on January 18, 2022.

(4)

The dollar amounts reported represent the amount of “compensation actually paid” for our Former PEO for the applicable year, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to the Former PEO during the applicable year, but are dollar amounts derived from the starting point of the SCT total compensation under the methodology prescribed under SEC rules as shown in the adjustment table below.

(5)

The dollar amounts reported represent the average of the amounts reported for the Company’s Non-PEO NEOs as a group (this group excludes both Mr. Hunton and Mr. Blonigan) in the “Total” column of the SCT in each applicable year. The names of each of the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Messrs. Moniz and Dickinson; and (ii) for 2021, Mr. Moniz, Mr. Cho, the former EVP and General Manager of our TFE Division and Mr. Justyn, the former EVP and General Manager of our Photonics Division.

(6)

The dollar amounts reported represent the average amount of “compensation actually paid” for our Non-PEO NEOs as a group (this group excludes both Mr. Hunton and Mr. Blonigan), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to the non-PEO NEOs during the applicable year, but are dollar amounts derived from the starting point of the SCT total compensation under the methodology prescribed under SEC rules as shown in the adjustment table below. The names of each of the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Messrs. Moniz and Dickinson; and (ii) for 2021, Messrs. Moniz, Cho, and Justyn.

(7)

See the “Reconciliation of GAAP to Non-GAAP Results” below. We have voluntarily included information on our Non-GAAP net income to provide fuller context in light of the divestiture of the Photonics business.

To calculate the amounts in the “Compensation Actually Paid to PEO” column in the table above, the following amounts were deducted from and added to (as applicable) the PEO’s “Total” compensation as reported in the SCT:

Year	SCT Total for PEO ($)	Less: Reported Value of Equity Awards for PEO in SCT ($) (1)	Add: Equity Award Adjustments for PEO ($) (2)	Compensation Actually Paid to PEO ($)
2022	5,020,580	3,797,047	5,115,240	6,338,773
2021	—	—	—	—

(1)	Represents the grant date fair value of the equity awards to the PEO, as reported in the “Stock Awards” column in the SCT for each applicable year.

(2)	Represents the year-over-year change in the fair value of equity awards to the PEO, as itemized in the table below.

(3)	The Company has not paid dividends historically and does not sponsor any pension arrangements; thus no adjustments are made for these items.

Reconciliation of the SCT total compensation and “Compensation Actually Paid to PEO” is summarized in the following table:

Adjustments to Fair Value of Equity Awards for PEO	2022 ($)
Add fair value as of year-end for awards granted during the year that are unvested and outstanding as of year-end	4,691,028
Add fair value of awards that granted and vested during the year	424,212

Total Equity Award Adjustments	5,115,240

To calculate the amounts in the “Compensation Actually Paid to Former PEO” column in the table above, the following amounts were deducted from and added to (as applicable) the Former PEO’s “Total” compensation as reported in the SCT:

Year	SCT Total for Former PEO ($)	Less: Reported Value of Equity Awards for Former PEO in SCT ($) (1)	Add: Equity Award Adjustments for Former PEO ($) (2)	Compensation Actually Paid to Former PEO ($)
2022	716,623	—	(1,261,006)	(544,383)
2021	1,654,115	941,346	56,524	769,293

(1)	Represents the grant date fair value of the equity awards to the Former PEO, as reported in the “Stock Awards” column in the SCT for each applicable year.

(2)	Represents the year-over-year change in the fair value of equity awards to Former PEO, as itemized in the table below.

(3)	The Company has not paid dividends historically and does not sponsor any pension arrangements; thus no adjustments are made for these items.

Reconciliation of the SCT total compensation and “Compensation Actually Paid to Former PEO” is summarized in the following table:

Adjustments to Fair Value of Equity Awards for Former PEO	2022 ($)	2021 ($)
Add fair value as of year-end for awards granted during the year that are unvested and outstanding as of year-end	—	647,303
Add fair value of awards that granted and vested during the year	—	—
Add year-over-year increase (decrease) in fair value of unvested and outstanding awards granted in prior years	—	(450,091)
Add increase (decrease) in fair value from prior fiscal year-end for awards granted in a prior fiscal year that vested during the year	(16,285)	(104,742)
Subtract fair value at end of prior fiscal year of equity awards granted in a prior fiscal year that failed to meet vesting conditions	(1,244,721)	(35,946)

Total Equity Award Adjustments	(1,261,006)	56,524

To calculate the amounts in the “Average Compensation Actually Paid to Non-PEO NEOs” column in the table above, the following amounts were deducted from and added to (as applicable) the average of the “Total” compensation of our non-PEO NEOs for each applicable year, as reported in the SCT for that year:

Year	Average SCT Total for Non-PEO NEOs ($)	Less: Average Reported Value of Equity Awards for Non-PEO NEOs in SCT ($) (1)	Add: Average Equity Award Adjustments for Non-PEO NEOs ($) (2)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,059,998	775,089	1,245,851	1,530,760
2021	790,784	238,168	23,285	575,901

(1)	Represents the average of the grant date fair value of the equity awards to the Non-PEO NEOs, as reported in the “Stock Awards” column in the SCT for each applicable year.

(2)	Represents average of the year-over-year change in the fair value of equity awards to the Non-PEO NEOs, as itemized in the table below.

(3)	The Company has not paid dividends historically and does not sponsor any pension arrangements; thus no adjustments are made for these items.

Adjustments to Fair Value of Equity Awards for Non-PEO NEOs	2022 ($)	2021 ($)
Add fair value as of year-end for awards granted during the year that are unvested and outstanding as of year-end	981,676	184,753
Add fair value of awards that granted and vested during the year	85,415	87,650
Add year-over-year increase (decrease) in fair value of unvested and outstanding awards granted in prior years	153,358	(154,457)
Add increase (decrease) in fair value from prior fiscal year-end for awards granted in a prior fiscal year that vested during the year	25,402	(88,371)
Subtract fair value at end of prior fiscal year of equity awards granted in a prior fiscal year that failed to meet vesting conditions	—	(6,290)

Total Equity Award Adjustments	1,245,851	23,285

Description of Relationship Between the Information Presented in the Pay versus Performance Table

In accordance with Item 402(v) of Regulation S-K, the Company is providing the following description of the relationships between information presented in the Pay versus Performance table.

The following charts set forth the relationship between Compensation Actually Paid (“CAP”) to our PEO and our Former PEO, the average of CAP to our Non-PEO NEOs, and (i) in the first chart, the Company’s cumulative TSR over the two most recently completed fiscal years, (ii) in the second chart, our net income (loss) during the two most recently completed fiscal years and (iii) in the third chart, our non-GAAP net loss during the two most recently completed fiscal years. For 2022, CAP for our PEO, Mr. Hunton and the non-PEO NEOs primarily reflected higher granting levels as well as the effect of Intevac’s share price appreciation of 9%. In 2022, the negative CAP for Mr. Blonigan, our Former PEO, was primarily impacted by the fact that the bulk of his outstanding stock awards forfeited upon his retirement. In 2021, CAP for Mr. Blonigan and the other non-PEO NEOs was primarily impacted by Intevac’s stock price depreciation of 35%.

	Year Ended December 31, 2022	Year Ended January 1, 2022
Non-GAAP Net Loss
Reported net income (loss) (GAAP basis)	$(17,075,000)	$26,620,000
Continuing operations:
Litigation settlement[1]	12,000	1,000,000
Restructuring charges[2]	1,232,000	319,000
Loss on fixed asset disposals[3]	1,453,000	—
Income tax effect of non-GAAP adjustments[4]	—	—
Discontinued operations[5]	321,000	(49,677,000)

Non-GAAP Net Loss	$(14,057,000)	$(21,738,000)

(1)

The amount represents the accrual for settlement of the Private Attorneys General Act (“PAGA”) lawsuit. The Company participated in a confidential mediation on February 1, 2022, and reached a settlement resolving the PAGA claim. The settlement was paid on January 20, 2023 and effectively extinguished the lawsuit.

(2)	Results for the years ended December 31, 2022 and January 1, 2022 include severance and other employee-related costs related to restructuring programs.

(3)	The amount represents fixed asset disposals under the 2022 restructuring plan.

(4)

The amount represents the estimated income tax effect of the non-GAAP adjustments. The Company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item.

(5)	The amount represents discontinued operations of the Photonics business that was sold on December 30, 2021.

Compensation of Directors

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the members of the Company’s Board for the fiscal year ended December 31, 2022, other than Nigel Hunton (and Wendell Blonigan), whose compensation is set forth under the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($) (4)	Stock Awards ($)(1)(2)(4)	Other ($) (3)	Total ($)
Kevin D. Barber	62,500	62,040	—	124,540
David S. Dury	80,625	111,720	—	192,345
Dorothy D. Hayes	62,500	62,040	—	124,540
Stephen A. Jamison (5)	25,000	—	—	25,000
Michele F. Klein	52,500	62,040	—	114,540
Mark P. Popovich (5)	120,250	497,420	62,500	680,170
Thomas M. Rohrs (5)	28,750	—	—	28,750

(1)

Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are grant date fair value of awards granted during fiscal 2022 as determined pursuant to ASC 718. The assumptions used to calculate the value of stock awards are set forth under Note 4 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2022 filed with the SEC on February 16, 2023.

(2)

Mr. Dury, Mr. Barber, Ms. Hayes, Ms. Klein and Mr. Popovich each received an award of 12,000 restricted stock units on May 18, 2022 with a grant date fair value of $62,040. Mr. Dury also received an award of 9,000 restricted stock units on January 19, 2022 with a grant date fair value of $49,680. Mr. Barber, Ms. Hayes, and Ms. Klein each had 12,000 restricted stock units outstanding at December 31, 2022. Mr. Dury had 21,000 restricted stock units outstanding at December 31, 2022. Mr. Popovich had 62,000 restricted stock units and 74,340 PRSUs (shares at maximum performance) outstanding at December 31, 2022, a portion of which was granted in connection with his employment with the Company.

(3)	Mr. Popovich served as a consultant to the Company from May 23, 2022 to October 7, 2022 and earned consulting fees in the amount of $62,500.

(4)

In fiscal 2022, Mr. Popovich received $41,250 in compensation for his service as a director. Mr. Popovich was hired by the Company on October 10, 2022 and earned a salary of $79,000 in fiscal 2022. On October 20, 2022, Mr. Popovich received a new-hire award of 50,000 restricted stock units with a grant date fair value of $220,000 and 41,300 PRSUs (82,600 shares at maximum performance) with a grant date fair value of $215,380 while he was an employee. In addition, the Company entered into a change in control agreement with Mr. Popovich. Pursuant to the terms of the change in control agreement, if within twelve months following a change in control, the Company terminates Mr. Popovich without cause or if he resigns for good reason, Mr. Popovich will receive (i) severance from the Company in the amount of six months of his then-existing base salary, payable in equal installments over a period of six months following his termination, and (ii) immediate vesting of each of his then-outstanding Company equity awards other than performance-based awards. The receipt of severance under the change in control agreement is contingent upon Mr. Popovich signing and not revoking a release of claims in favor of the Company.

(5)	Mr. Jamison and Mr. Rohrs resigned from the Board on May 18, 2022. Mr. Popovich resigned from the Board effective November 11, 2022.

(6)

The directors had options to purchase the following shares of common stock outstanding at December 31, 2022: Mr. Barber: 25,000 shares; Mr. Dury: 52,000 shares; Ms. Hayes: 25,000 shares; Ms. Klein: 25,000 shares; and Mr. Popovich: 25,000 shares.

Standard Director Compensation Arrangements

Intevac uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Human Capital Committee of the Board conducts an annual review of director compensation in consultation with Radford and, if appropriate, recommends any changes in the type or amount of compensation to the Board. In reviewing director compensation, the Human Capital Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the

Human Capital Committee may make recommendations or approve changes in director compensation in connection with the Human Capital Committee’s administration and oversight of our 2020 Plan. Any change in director compensation is approved by the Board.

Cash Compensation

Annual cash compensation for non-employee board members are as follows:

	2023	2022	2021
Non-Chair Board Retainer	$45,000	$45,000	$45,000
Additional Board Chair Retainer	$25,000	$25,000	$25,000
Audit Committee Chairmanship Compensation	$15,000	$15,000	$15,000
Human Capital Committee Chairmanship Compensation	$10,000	$10,000	$10,000
Nominating and Governance Committee Chairmanship Compensation	$7,500	$5,000	$5,000
Strategic Committee Chairmanship Compensation	—	—	$11,250
Audit Committee Member Compensation	$7,500	$7,500	$7,500
Human Capital Committee Member Compensation	$5,000	$5,000	$5,000
Nominating and Governance Committee Member Compensation	$3,750	$2,500	$2,500
Strategic Committee Member Compensation	—	—	$5,625

Directors do not receive cash compensation for attending meetings of the Board.

Equity Compensation

Our non-employee directors are eligible to receive grants of options to purchase shares of our common stock and other equity awards pursuant to our 2020 Plan when and as determined by our Board and subject to the 2020 Equity Incentive Plan’s limits on annual non-employee director grants. Our 2020 Plan provides that no non-employee director may be granted, in any fiscal year, equity awards covering more than 25,000 shares, which limit is increased to 40,000 shares in the fiscal year of his or her initial service as a non-employee director; however, any awards granted to an individual while he or she was an employee, or a consultant, will not count for purposes of these limits. During fiscal 2022, Mr. Dury, Mr. Barber, Ms. Hayes, Ms. Klein and Mr. Popovich each received a grant of 12,000 time-based RSUs under the 2020 Plan for their service as a director. Each grant of RSUs is scheduled to vest on the one-year anniversary of the grant date, subject to continued service with us.

Under our 2020 Plan, in the event of a change in control, awards granted to non-employee directors vest in full, and, if applicable, become exercisable, as of immediately prior to the change in control. With respect to options previously granted to non-employee directors under our 2012 Plan, with respect to equity awards that are assumed or substituted for in connection with a change in control or a merger of Intevac with or into another corporation or entity, if on the date of or following such assumption or substitution the individual’s status as a member of our board or as a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the director (unless such resignation is at the request of the acquirer), then the director will fully vest in and, if applicable, become exercisable, as of immediately prior to the change in control.

During 2014, the Board established minimum ownership guidelines for Company common stock for directors. Directors must own stock in the Company of at least three times the annual retainer paid to independent directors (exclusive of any compensation for committee service such as meeting fees and leadership roles.) The ownership level must be initially achieved by December 31 in the fourth year after the director is first elected. These ownership guidelines are applicable to all directors of the Company. In the event that a director also serves as an executive officer of the Company, the director will be subject to the same level of requirements as all directors. Mr. Barber and Mr. Dury were in compliance with the ownership guidelines at December 31, 2022. As recently elected members of the Board, Ms. Hayes and Ms. Klein have until December 31, 2023 to achieve compliance with the ownership guidelines. Mr. Hunton has until December 31, 2026 to achieve compliance with the ownership guidelines.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or committee meetings and for participating in Board-related activities paid or reimbursed by Intevac. As noted in the footnotes to the table above, in January 2022, Mr. Dury was granted an award of 9,000 restricted stock units on January 19, 2022 in recognition of Mr. Dury’s service to the Company in connection with the then-recently completed sale of the Company’s Photonics business line and the transition of the Company’s CEO. These RSUs vested on January 19, 2023, the one-year anniversary date of grant.

In addition, as described in the footnotes to the table above, Mr. Popovich served as a consultant to the Company from May 23, 2022 to October 7, 2022, was hired by the Company on October 10, 2022 and in connection with such employment, the Company entered into employment and change in control arrangements with Mr. Popovich.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options and RSUs granted to employees and directors, as well as the number of securities remaining available for future issuance, under Intevac’s equity compensation plans at December 31, 2022.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity compensation plans approved by security holders (3)	1,668,250	$7.07	1,505,046
Equity compensation plans not approved by security holders (4)	1,115,480	$—	1,300

Total	2,783,730	$7.07	1,506,346

(1)	Calculation of weighted-average exercise price excludes RSUs, for which there is no exercise price.

(2)	Excludes securities reflected in column (a).

(3)	Included in the column (c) amount are 450,416 shares available for future issuance under Intevac’s 2003 Employee Stock Purchase Plan.

(4)

On January 19, 2022, the Board adopted the Inducement Plan and, subject to the adjustment provisions of the Inducement Plan, reserved 1,200,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the Inducement Plan. The Inducement Plan provides for the grant of equity-based awards, including nonstatutory stock options, restricted stock units, restricted stock, stock appreciation rights, performance shares and performance units, and its terms are substantially similar to the Company’s 2020 Plan. The Inducement Plan was adopted without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. In accordance with that rule, awards under the Inducement Plan may only be made to individuals not previously employees or non-employee directors of the Company (or following such individuals’ bona fide period of non-employment with the Company), as an inducement material to the individuals’ entry into employment with the Company. The terms of the Inducement Plan are otherwise substantially similar to those of the 2020 Plan, including with respect to treatment of equity awards in the event of a “merger” or “change in control” as defined under the Inducement Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2023, for each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, each of the NEOs in the 2022 Summary Compensation Table on page 49, each of our directors, and all directors and current executive officers of Intevac as a group.

	Total Number of Shares (2)	Common Stock	Rights to Acquire (3)	Percentage Beneficially Owned (4)
Principal Stockholders, Executive Officers and Directors (1)
5% Stockholders:
Bleichroeder LP (5)	5,039,023	5,039,023	—	19.44%
Royce & Associates LP (6)	2,503,454	2,503,454	—	8.74%
Needham Investment Management L.L.C. (7)	1,893,550	1,893,550	—	7.30%
Dimensional Fund Advisors LP (8)	1,399,888	1,399,888	—	5.40%
NEOs:
Nigel Hunton	196,253	196,253	—	*
James Moniz	345,640	211,339	134,301	1.33%
John Dickinson	13,807	13,807	—	*
Wendell Blonigan (9)	224,965	224,965	—	*
Non-Employee Directors:
Kevin D. Barber	69,000	32,000	37,000	*
David S. Dury (12)	221,000	183,000	38,000	*
Dorothy D. Hayes	55,000	23,000	32,000	*
Michele F. Klein	60,000	23,000	37,000	*
All directors and executive officers as a group (8 persons)	1,185,665	907,364	278,301	4.57%

*	Less than 1%

(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Intevac, Inc., 3560 Bassett Street, Santa Clara, CA 95054.

(2)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3)

Includes any shares which the individual or entity has the right to acquire within 60 days of March 31, 2023, through the exercise of any vested stock option and the vesting of performance shares and restricted stock units.

(4)	The total number of shares of Common Stock outstanding was 25,923,780 as of March 31, 2023.

(5)

The address of Bleichroeder LP (“Bleichroeder”) is 1345 Avenue of the Americas, New York, NY 10105. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 13, 2023. Bleichroeder reported sole voting and dispositive power as to 5,020,973 shares of Common Stock beneficially owned. Clients of Bleichroeder have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. 21 April Fund, Ltd. (“21 April”), a Cayman Islands company for which Bleichroeder acts as investment adviser, may be deemed to beneficially own 3,376,864 of the reported 5,020,973 shares. Pursuant to the Form 4 filed with the SEC on March 27, 2023 by Bleichroeder, the Form 4 specifies that Bleichroeder is the beneficial owner of 5,039,023 shares of our Common Stock.

(6)

The address of Royce & Associates LP is 745 Fifth Avenue, New York, NY 10151. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 23, 2023. Royce & Associates LP reported sole voting and dispositive power as to all shares of Common Stock beneficially owned.

(7)

The address of Needham Investment Management L.L.C. is 250 Park Avenue, 10th Floor, New York, New York 10117-1099. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2023. Needham Investment Management L.L.C. reported shared voting and dispositive power as to all shares of Common Stock beneficially owned. Needham Asset Management, LLC is the managing member of Needham

Investment Management L.L.C., which serves as investment adviser to various series of The Needham Funds, Inc. and the general partner to certain private investment funds. Needham Small Cap Growth Fund, which is a series of The Needham Funds, Inc., holds 1,608,550 shares of common stock of the Issuer (“Common Stock”). Needham Investment Management L.L.C. may be deemed to beneficially own the Common Stock by virtue of its position as investment adviser to these series and general partner to these funds.

(8)

The address of Dimensional Fund Advisors LP. is 6300 Bee Cave Road, Building One, Austin, Texas, 78746. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 10, 2023. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or subadviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional Fund Advisors LP. reported sole voting power with respect to 1,361,051 shares of common stock and sole dispositive power with respect to 1,399,888 shares of common stock.

(9)	Mr. Blonigan retired from the Company on January 18, 2022. We have provided his ownership information based on the last information known to us.

(12)	Includes 144,000 shares that Mr. Dury holds indirectly through a trust with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers, and owners of more than 10% of our common stock must file reports with the SEC under Section 16(a) of the Exchange Act regarding their ownership of and transactions in our common stock and securities related to our common stock. Except as set forth below, based upon a review of these reports and inquiries we have made, we believe that, with one exception, all reports required to be filed by our directors, executive officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act were filed on a timely basis during the fiscal year 2022. On February 18, 2022, a Form 4/A was filed to amend a Form 4 that was timely filed on February 17, 2022, to include the adjustment of the award of time based RSUs from 100,500 shares to 100,000 shares, as the number of shares was incorrectly reported on the timely Form 4 that was reported for Mr. Hunton.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with our Code of Business Conduct and Ethics, our Director Code of Ethics and its charter, our Audit Committee reviews and approves in advance in writing any proposed related party transactions. The most significant related party transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board. Any related party transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Since the beginning of fiscal 2021, there were no transactions to which Intevac was a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and in which the following persons had or will have a direct or indirect material interest:

•	Any of our directors or executive officers;

•	Any nominee for election as one of our directors;

•	Any person or entity that beneficially owns more than five percent of our outstanding shares; or

•	Any member of the immediate family of any of the foregoing person.

A member of the Company’s Board of Directors through November 2022, Mark Popovich, rendered professional services to the Company, at a rate of $3,125 per week plus expenses, from May 23, 2022 through October 7, 2022. The Company incurred charges of approximately $62,500 associated with the professional services arrangement with Mr. Popovich in fiscal 2022.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of Intevac’s management and the independent registered public accounting firm and their activities with respect to Intevac’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with BPM LLP and management;

•	discussed with BPM LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received the written disclosures and the letter from BPM LLP required by the applicable requirements of the PCAOB regarding BPM LLP’s communications with the Audit Committee concerning independence, and has discussed with BPM LLP their independence; and

•	considered whether the provision of services covered by Principal Accountant Fees and Services is compatible with maintaining the independence of BPM LLP.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in Intevac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Dorothy D. Hayes (Chair)

Kevin D. Barber

David D. Dury

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES MONIZ

Executive Vice President, Finance and

Administration, Chief Financial Officer,

Secretary and Treasurer

April 12, 2023

Appendix A

INTEVAC, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED, FEBRUARY 15, 2023

The following constitute the provisions of the 2003 Employee Stock Purchase Plan of Intevac, Inc. Capitalized terms used herein shall have the meanings assigned to such terms in the attached Appendix.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423.

2. Eligibility.

(a) Offering Periods. Any individual who is an Employee as of the Enrollment Date of any Offering Period under this Plan shall be eligible to participate in such Offering Period, subject to the requirements of Section 4. Additionally, provided that an individual is an Employee as of a Semi-Annual Entry Date within an Offering Period, such individual may enter such Offering Period on such Semi-Annual Entry Date.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted a purchase right under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

3. Offering Periods. The Plan shall be implemented by a series of successive Offering Periods, with such succession continuing thereafter until (i) the maximum number of shares of Common Stock available for issuance under the Plan have been purchased, or (ii) terminated in accordance with Section 19. Each new Offering Period shall commence on such date as determined by the Administrator; provided, however, that the first Offering Period shall commence on the first Trading Day on or after August 1, 2003. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, except as provided in Section 23.

4. Participation.

(a) First Purchase Interval in the Offering Period. An Employee who is eligible to participate in the Plan pursuant to Section 2 shall be entitled to participate in the first Purchase Interval in the first Offering Period only if such individual submits to the Company’s payroll office (or its designee), a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose (i) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (ii) no later than five (5) business days from the effective date of such S-8 registration statement (the “Enrollment Window”). An eligible Employee’s failure to submit the subscription agreement during the Enrollment Window shall result in the automatic termination of such individual’s participation in the Offering Period.

(b) Subsequent Purchase Intervals and Offering Periods. An Employee who is eligible to participate in the Plan pursuant to Section 2 may become a participant by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Enrollment Date or Semi-Annual Entry Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

5. Payroll Deductions.

(a) For Offering Periods beginning (i) on or after February 1, 2012, at the time a participant enrolls in the Plan pursuant to Section 4, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each such payday, or (ii) on or after August 1, 2020, at the time a participant enrolls in the Plan pursuant to Section 4, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding fifty percent (50%) of the Compensation which he or she receives on each such payday; provided, that should a payday occur on a Purchase Date, a participant shall have the payroll deductions made on such payday applied to his or her account under the new Offering Period or Purchase Interval, as the case may be. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 9.

(b) Payroll deductions authorized by a participant shall commence on the first payday following the Entry Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 9; provided, however, that for the first Offering Period, payroll deductions shall commence on the first payday on or following the end of the Enrollment Window.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may (i) discontinue his or her participation in the Plan as provided in Section 9, (ii) increase the rate of his or her payroll deductions once during each Purchase Interval, and (iii) decrease the rate of his or her payroll deductions once during each Purchase Interval by (x) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Purchase Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (y) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions shall continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 9). The Administrator may, in its sole discretion, change or institute any limit as to the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 5(d) shall be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 2(b), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Interval. Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Purchase Interval which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 9.

(f) At the time the purchase right is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the purchase right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Employee.

6. Grant of Purchase Right. On the Enrollment Date of each Offering Period, or the Semi-Annual Entry Date of each Offering Period for each Employee who entered such Offering Period on a Semi-Annual Entry Date, each Employee participating in such Offering Period shall be granted a purchase right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such participant’s payroll deductions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided that for Offering Periods beginning on or after February 1, 2012, in no event shall a participant be permitted to purchase during each Purchase Interval more than 2,500 shares of Common Stock1 (subject to any adjustment pursuant to Section 18), and provided further that such purchase shall be subject to the limitations set forth in Sections 2(b) and 8. The Employee may accept the grant of such purchase right by electing to participate in the Plan in accordance with the requirements of Section 4. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a participant may purchase during each Purchase Interval of such Offering Period. Exercise of the purchase right shall occur as provided in Section 7, unless the participant has withdrawn pursuant to Section 9. The purchase right shall expire on the last day of the Offering Period.

7. Exercise of Purchase Right.

(a) Unless a participant withdraws from the Plan as provided in Section 9, his or her purchase right for the purchase of shares of Common Stock shall be exercised automatically on the Purchase Date, and the maximum number of full shares subject to purchase right shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Interval or Offering Period, subject to earlier withdrawal by the participant as provided in Section 9. Any other funds left over in a participant’s account after the Purchase Date shall be returned to the participant. During a participant’s lifetime, a participant’s purchase right to purchase shares hereunder is exercisable only by him or her.

(b) Notwithstanding any contrary Plan provision, if the Administrator determines that, on a given Purchase Date, the number of shares of Common Stock with respect to which purchase rights are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on an Entry Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Purchase Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising purchase rights to purchase Common Stock on such Purchase Date, and continue the Offering Period then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising purchase rights to purchase Common Stock on such Purchase Date, and terminate the Offering Period then in effect pursuant to Section 19. The Company may make pro rata allocation of the shares of Common Stock available on the Entry Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s shareholders subsequent to such Entry Date.

8. Delivery. As soon as administratively practicable after each Purchase Date on which a purchase of shares of Common Stock occurs, the Company shall arrange the delivery to each participant, the shares purchased upon exercise of his or her purchase right in a form determined by the Administrator (in its sole discretion). No participant shall have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any purchase right granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 8.

9. Withdrawal.

(a) Under procedures established by the Administrator, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her purchase right under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant as promptly as practicable after the effective date of his or her withdrawal and such participant’s purchase right for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for the Purchase Interval then in progress and, unless the Employee again enrolls in the Plan in accordance with Section 4, no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any future Purchase Interval in that Offering Period or in the succeeding Offering Period unless the Employee re-enrolls in the Plan in accordance with the provisions of Section 4.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws.

10. Termination of Employment. In the event a participant ceases to be an Employee of an Employer, his or her purchase right shall immediately expire and any payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and such participant’s purchase right shall be automatically terminated.

11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

12. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 6,250,000 shares plus the 108,000 shares which have been reserved but not issued under the Company’s 1995 Employee Stock Purchase Plan as of the date of its termination.

(b) Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

13. Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

14. Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Purchase Date on which the purchase right is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the purchase right. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations under this Section 14 shall be made in such form and manner as the Administrator may prescribe from time to time.

15. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of a purchase right or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 9.

16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares.

17. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

18. Adjustments, Dissolution, Liquidation, Merger or Change of Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each purchase right under the Plan which has not yet been exercised, and the numerical limits of Section 6.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase right has been changed to the New Purchase Date and that the participant’s purchase right shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9.

(c) Merger or Change of Control. In the event of a merger of the Company with or into another corporation or a Change of Control, each outstanding purchase right shall be assumed or an equivalent purchase right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Purchase Interval then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and the Offering Period then in progress shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed merger or Change of Control. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase right has been changed to the New Purchase Date and that the participant’s purchase right shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9.

19. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as otherwise provided in the Plan, no such termination can affect purchase rights previously granted under the Plan, provided that an Offering Period may be terminated by the Administrator on any Purchase Date if the Administrator determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to a purchase right under the Plan unless the exercise of such purchase right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder, the Exchange Act and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of a purchase right, the Company may require the person exercising such purchase right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect until terminated pursuant to Section 19.

23. Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Purchase Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their purchase right on such Purchase Date and automatically re-enrolled in the immediately following Offering Period and the current Offering Period shall automatically terminate after such purchase of shares on the Purchase Date. The Administrator may shorten the duration of such new Offering Period within five (5) business days following the start date of such new Offering Period.

APPENDIX

The following definitions shall be in effect under the Plan:

Definitions.

(a) “Administrator” means the Board or any committee thereof designated by the Board in accordance with Section 13.

(b) “Board” means the Board of Directors of the Company.

(c) “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan (pursuant to Section 22), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Intevac, Inc., a California corporation.

(g) “Compensation” means an Employee’s base straight time gross earnings, but exclusive of payments for commissions, overtime, shift premium and other compensation.

(h) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Director” means a member of the Board.

(j) “Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(k) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(l) “Enrollment Date” means the first Trading Day of each Offering Period.

(m) “Entry Date” means the Enrollment Date or Semi-Annual Entry Date on which an individual becomes a participant in the Plan.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(iii) In the absence of an established market for the Common Stock, its Fair Market Value shall be determined in good faith by the Administrator.

(p) “Offering Periods” means the successive periods of approximately twenty-four (24) months, each comprised of one or more successive Purchase Intervals. The duration and timing of Offering Periods may be changed pursuant to Section 3 of this Plan.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Plan” means this 2003 Employee Stock Purchase Plan.

(s) “Purchase Date” means the last Trading Day in January and July of each year. The first Purchase Date under the Plan shall be January 30, 2004.

(t) “Purchase Interval” shall mean the approximately six (6) month period running from the first Trading Day in February of each year through the last Trading Day in July of each year or from the first Trading Day in August of each year through the last Trading Day in January of the following year. However, the initial Purchase Interval shall commence on the Enrollment Date of the first Offering Period and end on the last Trading Day in January 2004.

(u) “Purchase Price” means, for each participant, an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on (i) the Participant’s Entry Date into that Offering Period, or (ii) on the Purchase Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 19.

(v) “Semi-Annual Entry Date” means the first Trading Day of each Purchase Interval provided that such Trading Day is not an Enrollment Date.

(w) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(x) “Trading Day” means a day on which the U.S. national stock exchanges and the Nasdaq System are open for trading.

Appendix B

INTEVAC, INC.

2020 EQUITY INCENTIVE PLAN

AS AMENDED, FEBRUARY 15, 2023

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including without limitation the related issuance of shares of Common Stock, including without limitation under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement provided by the Company setting forth the terms and provisions applicable to an Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Award Transfer Program” means any program that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator. A transfer for “value” will not be deemed to occur under this Plan where an Award is transferred by a Participant for bona fide estate planning purposes to a trust or other testamentary vehicle approved by the Administrator. Pursuant to the provisions of Section 6(b), the Administrator may not institute an Award Transfer Program.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Intevac, Inc., a Delaware corporation, or any successor thereto.

(l) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to participate in an Award Transfer Program, and/or (iii) the exercise price of an outstanding Award is reduced. Pursuant to the provisions of Section 6(b), the Administrator may not institute an Exchange Program.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, or the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify, and actually qualifies, as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

(cc) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

(dd) “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of performance goals, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this 2020 Equity Incentive Plan.

(ff) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Section 409A” means Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder, from time to time, or any state law equivalent.

(kk) “Securities Act” means the Securities Act of 1933, as amended.

(ll) “Service Provider” means an Employee, Director or Consultant.

(mm) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(nn) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

(oo) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(pp) “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed is open for trading.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 1,850,000 Shares, plus (i) 1,700,000 Shares, which represents the approximate number of Shares that, as of the date of the initial Board action to adopt the Plan, have been reserved but not issued pursuant to any awards granted under the 2012 Equity Incentive Plan (the 2012 Plan”) and are not subject to any awards granted thereunder, plus (ii) any Shares subject to stock options, restricted stock units or other awards granted under the 2012 Plan and/or the 2004 Equity Incentive Plan (the “2004 Plan”) that, on or after the date stockholders initially approve the Plan, expire or otherwise terminate without having been exercised or issued in full or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) above equal to 2,649,965 Shares. In addition, Shares may become available for issuance under the Plan pursuant to Section 3(b). The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised, whether or not actually issued pursuant to such exercise will cease to be available under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares actually issued pursuant to Awards transferred under any Award Transfer Program will not be again available for grant under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).

(c) Share Reserve. The Company, at all times during the term of this Plan, will reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(iv) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion, to:

(i) determine the Fair Market Value;

(ii) select the Service Providers to whom Awards may be granted hereunder;

(iii) determine the number of Shares to be covered by each Award granted hereunder;

(iv) approve forms of Award Agreement for use under the Plan;

(v) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. The terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

(viii) modify or amend each Award (subject to Section 6(b) and Section 19 of the Plan), including without limitation the discretionary authority to extend the post-termination exercisability period of Awards; provided, however, that in no event will the term of an Option or Stock Appreciation Right be extended beyond its original maximum term;

(ix) allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 15 of the Plan;

(x) authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award, unless doing so would not comply with Applicable Laws;

(xii) allow a Participant, to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to the Participant under an Award;

(xiii) determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xiv) impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xv) make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) Incentive Stock Options.

(i) $100,000 Limitation. Notwithstanding any designation of an Option as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a)(i), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) Maximum Option Term. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(iii) Option Exercise Price. In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(b) Exchange Program / Award Transfer Program. The Administrator may not institute an Exchange Program and/or Award Transfer Program.

(c) Dividends. Dividends or other distributions payable with respect to Shares subject to Awards will not be paid before and unless the underlying Shares vest, and will be subject to the same forfeitability provisions as the underlying Shares. No dividends or other distributions will be paid with respect to Shares that are subject to unexercised Options or Stock Appreciation Rights, provided that nothing in this Section 6(c) shall preclude the Administrator from exercising its powers and authority under Section 14.

(d) Outside Director Limitations. Subject to the provisions of Section 14(a), no Outside Director may be granted, in any Fiscal Year of the Company, Awards covering more than 25,000 Shares, increased to 40,000 Shares in the Fiscal Year of his or her initial service as an Outside Director. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 6.

7. Stock Options.

(a) Stock Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(b) Number of Shares. Subject to the terms and conditions of the Plan, the Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant.

(c) Term of Option. Subject to the provisions of Section 6 relating to Incentive Stock Options, the term of each Option will be stated in the Award Agreement.

(d) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, subject to the provisions of Section 6. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of, without limitation: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by reduction in the amount of any Company liability to the Participant; (7) by net exercise; (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (9) any combination of the foregoing methods of payment.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in accordance with the procedures that the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the cessation of the Participant’s Service Provider status as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Expiration. A Participant’s Award Agreement may also provide that:

(1) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16(b); or

(2) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Subject to the limitations contained in Section 6(c) of the Plan, each Award of Restricted Stock will be evidenced by an Award Agreement that will specify any applicable Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate. The Administrator may set restrictions based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of any applicable Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During any applicable Period of Restriction, and subject to Section 6(c) of the Plan, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and, subject to Section 3, again will become available for grant under the Plan.

9. Restricted Stock Units.

(a) Grant. Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service)), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units only in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and, subject to Section 3, again will become available for grant under the Plan.

10. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. Subject to the terms and conditions of the Plan, the Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date as determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(c) relating to the term and Section 7(e) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined as the product of:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination of both.

11. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Subject to the terms and conditions of the Plan, the Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant .

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service)), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and, subject to Section 3, again will be available for grant under the Plan.

12. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Law, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, such that vesting will cease on the first day of any unpaid leave of absence and will only recommence upon return to active service. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator (and subject to the provisions of Section 6(b)), an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award and the numerical Share limits in Section 3 and Section 6(d) of the Plan. Notwithstanding the preceding, the number of Shares subject to any Award always will be a whole number.

(b) Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or SAR) or vested (with respect to an Award other than an Option or SAR), an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 14(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise the Participant’s outstanding Option and Stock Appreciation Right (or portion thereof) that is not assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted for in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. For the avoidance of doubt, the Administrator may determine that, for purposes of this Section 14(c), the Company is the successor corporation with respect to some or all Awards.

Notwithstanding anything in this subsection (c) to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent;

provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this subsection (c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement or other written agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

(d) Outside Director Awards. In the event of a Change in Control, all outstanding Awards granted to an Outside Director will fully vest as of immediately prior to such Change in Control and the Participant will have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

15. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company (or any of its Subsidiaries, Parents or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or affiliates, as applicable), an amount sufficient to satisfy U.S. federal, state, and local, non-U.S., and other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents; (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion; (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (v) such other consideration and method of payment for the meeting of tax withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws; or (vi) any combination of the foregoing methods of payment. The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the

Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Subsidiaries or Parents have any obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its approval by the Company’s stockholders. It will continue in effect for a term of ten (10) years from the date of the initial Board action to adopt the Plan unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

22. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award will be subject to the

Company’s clawback policy as may be established and/or amended from time to time to comply with Applicable Laws (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws. Unless this Section 22 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

I INTEVAC 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X] C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 16, 2023 at 11:59 P.M., Eastern Daylight Time. Online Go to www.investorvote.com/IVAC or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/IVAC Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote “FOR” all the nominees listed and “FOR” Proposals 2, 3, 4 and 5 and “1 YEAR” on Proposal 6. 1. Election of Directors: + For Against Abstain 01 - David S. Dury [    ] [    ] [    ] 04 - Dorothy D. Hayes [    ] [    ] [    ] For Against Abstain 02 - Nigel D. Hunton [    ] [    ]     [    ] 05 - Michele F. Klein [    ] [    ] [    ] For Against Abstain 03 - Kevin D. Barber [    ] [    ] [    ] For Against Abstain 2. Proposal to approve the amended Intevac 2003 Employee Stock Purchase Plan to increase the maximum number of shares of Common Stock authorized for issuance thereunder by 300,000 shares. [    ] [    ] [    ] 4. Proposal to ratify the appointment of BPM LLP as independent public accountants of Intevac for the fiscal year ending December 30, 2023. [    ] [    ] [    ] 1 Year 2 Years 3 Years Abstain 6. Proposal to approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation of the Intevac’s named executive officers. [    ] [    ] [    ] [    ] For Against Abstain 3. Proposal to approve the amended Intevac 2020 Equity Incentive Plan to increase the maximum number of shares of Common Stock authorized for issuance thereunder by 850,000 shares. [    ] [    ] [    ] 5. Proposal to approve, on a non-binding, advisory basis, the executive compensation of the Intevac’s named executive officers. [    ] [    ] [    ] 7. Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof. [    ] [    ] [    ] B Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 5 7 3 4 8 6 03S0DC

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/IVAC IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – Intevac, Inc. + THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Nigel Hunton and James Moniz, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Intevac, Inc. which the undersigned is entitled to vote at our Annual Meeting of Stockholders on May 17, 2023, and at any adjournments or postponements thereof, as follows on the reverse side. The Board of Directors recommends a vote “FOR” all the listed nominees and “FOR” Proposals 2, 3, 4, and 5 and “1 YEAR” on Proposal 6. This Proxy will be voted as directed, or, if no direction is indicated, the proxy will be voted “FOR” each of the proposals and at the discretion of the persons named as proxies upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE If you vote by telephone or the Internet, please DO NOT mail back this proxy card. C Non-Voting Items Change of Address – Please print new address below. Comments – Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +